Exhibit 99.1

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Recast Historical Financial Statements and Supplementary Data
From Item 8 of Part II of Starwood's Annual Report on Form 10-K
For the year ended December 31, 2015

Management’s Report on Internal Control over Financial Reporting
Management of Starwood Hotels & Resorts Worldwide, Inc. and its subsidiaries (“Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f) or 15d-15(f).
Our management assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2015. In making this assessment, the Company’s management used the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on assessment and those criteria, management believes that, as of December 31, 2015, the Company’s internal control over financial reporting is effective.
Management has engaged Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements included in this Annual Report on Form 10-K, to attest to the Company’s internal control over financial reporting. The report is included herein.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Starwood Hotels & Resorts Worldwide, Inc.
We have audited Starwood Hotels & Resorts Worldwide, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2015 of the Company and our report dated February 25, 2016, except for the effects of discontinued operations as discussed in Note 4 and the adoption of Accounting Standards Update No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” as discussed in Note 2, as to which the date is November 17, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Stamford, Connecticut
February 25, 2016

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Starwood Hotels & Resorts Worldwide, Inc.
We have audited the accompanying consolidated balance sheets of Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 25, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Stamford, Connecticut
February 25, 2016
except for the effects of discontinued operations as discussed in Note 4 and the adoption of Accounting Standards Update No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” as discussed in Note 2, as to which the date is November 17, 2016

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$1,023	$932
Restricted cash	18	19
Accounts receivable, net of allowance for doubtful accounts of $69 and $54	575	580
Inventories	15	22
Deferred income taxes	—	173
Prepaid expenses and other	130	136
Current assets held for sale	534	459
Total current assets	2,295	2,321
Investments	170	198
Plant, property and equipment, net	1,699	2,151
Goodwill and intangible assets, net	1,746	1,794
Deferred income taxes	714	571
Other assets	428	382
Long-term assets held for sale	1,205	1,228
Total assets	$8,257	$8,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$32	$297
Accounts payable	86	82
Accrued expenses	1,217	1,198
Accrued salaries, wages and benefits	361	382
Accrued taxes and other	285	236
Current liabilities held for sale	255	255
Total current liabilities	2,236	2,450
Long-term debt	2,144	2,386
Deferred income taxes	32	37
Other liabilities	2,389	2,026
Long-term liabilities held for sale	157	218
Total liabilities	6,958	7,117
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; authorized 1,000,000,000 shares; outstanding 168,754,605 and 172,694,299 shares at December 31, 2015 and 2014, respectively	2	2
Additional paid-in capital	115	47
Accumulated other comprehensive loss	(668)	(508)
Retained earnings	1,847	1,984
Total Starwood stockholders’ equity	1,296	1,525
Noncontrolling interest	3	3
Total equity	1,299	1,528
Total liabilities and equity	$8,257	$8,645
The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues
Owned, leased and consolidated joint venture hotels	$1,192	$1,441	$1,520
Residential sales and services	7	32	286
Management fees, franchise fees and other income	1,043	1,053	960
Other revenues from managed and franchised properties	2,555	2,536	2,447
	4,797	5,062	5,213
Costs and Expenses
Owned, leased and consolidated joint venture hotels	931	1,130	1,215
Residential and other	6	16	155
Selling, general, administrative and other	388	400	384
Restructuring and other special charges (credits), net	72	(2)	3
Depreciation	213	215	204
Amortization	29	29	28
Other expenses from managed and franchised properties	2,555	2,536	2,447
	4,194	4,324	4,436
Operating income	603	738	777
Equity earnings and gains from unconsolidated ventures, net	40	26	25
Interest expense, net of interest income of $5, $3 and $3	(104)	(81)	(81)
Loss on early extinguishment of debt, net	—	(1)	—
Loss on asset dispositions and impairments, net	(4)	(34)	(23)
Income from continuing operations before taxes and noncontrolling interests	535	648	698
Income tax expense	(151)	(83)	(197)
Income from continuing operations	384	565	501
Discontinued operations:
Income from operations, net of tax (benefit) expense of $43, $56 and $66	127	80	63
Gain (loss) on dispositions, net of tax (benefit) expense of $(14), $(5) and $(69)	(22)	(12)	71
Net income attributable to Starwood	$489	$633	$635
Earnings Per Share - Basic
Continuing operations	$2.27	$3.06	$2.63
Discontinued operations	0.63	0.37	0.70
Net income	$2.90	$3.43	$3.33
Earnings Per Share - Diluted
Continuing operations	$2.26	$3.03	$2.59
Discontinued operations	0.62	0.37	0.69
Net income	$2.88	$3.40	$3.28
Weighted average number of shares	169	185	191
Weighted average number of shares assuming dilution	170	186	193
Dividends declared per share	$1.50	$4.00	$1.35

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,
	2015	2014	2013
Net income	$489	$633	$635
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(156)	(162)	(20)
Defined benefit pension and postretirement plans activity	(2)	(13)	22
Hedging activities	(2)	3	1
Total other comprehensive (loss) income, net of taxes	(160)	(172)	3
Total comprehensive income	329	461	638
Comprehensive (income) loss attributable to noncontrolling interests	—	—	—
Foreign currency translation adjustments attributable to noncontrolling interests	—	(1)	—
Comprehensive income attributable to Starwood	$329	$460	$638

The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF EQUITY

	Equity Attributable to Starwood Stockholders
				Accumulated		Equity
			Additional	Other		Attributable to
	Shares		Paid-in	Comprehensive	Retained	Noncontrolling
	Shares	Amount	Capital	(Loss) Income	Earnings	Interests	Total
				(in millions)
Balance at December 31, 2012	193	2	816	(338)	2,657	5	3,142
Net income	—	—	—	—	635	—	635
Stock option and restricted stock award transactions, net (1)	4	—	154	—	—	—	154
ESPP stock issuances	—	—	6	—	—	—	6
Share repurchases	(5)	—	(316)	—	—	—	(316)
Other comprehensive income	—	—	—	3	—	—	3
Dividends	—	—	—	—	(260)	—	(260)
Acquisition of non-controlling interest	—	—	1	—	—	(2)	(1)
Balance at December 31, 2013	192	2	661	(335)	3,032	3	3,363
Net income	—	—	—	—	633	—	633
Stock option and restricted stock award transactions, net (1)	1	—	79	—	—	—	79
ESPP stock issuances	—	—	7	—	—	—	7
Share repurchases	(20)	—	(700)	—	(936)	—	(1,636)
Other comprehensive (loss) income	—	—	—	(173)	—	1	(172)
Dividends	—	—	—	—	(745)	—	(745)
Acquisition of non-controlling interest	—	—	—	—	—	(1)	(1)
Balance at December 31, 2014	173	2	47	(508)	1,984	3	1,528
Net income	—	—	—	—	489	—	489
Stock option and restricted stock award transactions, net (1)	—	—	68	—	—	—	68
ESPP stock issuances	—	—	7	—	—	—	7
Share repurchases	(4)	—	—	—	(371)	—	(371)
Other comprehensive loss	—	—	—	(160)	—	—	(160)
Dividends	—	—	—	—	(255)	—	(255)
Redemption of SLC Operating Limited Partnership Units	—	—	(4)	—	—	—	(4)
Other	—	—	(3)	—	—	—	(3)
Balance at December 31, 2015	169	2	115	(668)	1,847	3	1,299

(1)	Stock option and restricted stock award transactions are net of a tax benefit of $13 million, $9 million and $26 million in 2015, 2014, and 2013, respectively.
The accompanying notes to financial statements are an integral part of the above statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2015	2014	2013
Operating Activities
Net income	$489	$633	$635
Adjustments to net income:
Stock-based compensation expense	56	52	54
Excess stock-based compensation tax benefit	(13)	(9)	(26)
Depreciation and amortization	280	283	267
Amortization of deferred loan costs	4	4	5
(Gain) loss on debt extinguishment, net	—	1	(4)
Non-cash portion of restructuring and other special charges (credits), net	13	(1)	1
Non-cash foreign currency (gains) losses, net	(12)	(4)	14
Amortization of deferred gains	(91)	(86)	(91)
Provision for doubtful accounts	37	25	22
Distributions in (deficit) excess of equity earnings	(8)	6	—
Loss (gain) on asset dispositions and impairments, net	1	48	21
Non-cash portion of income tax expense (benefit)	19	(21)	102
Changes in working capital:
Restricted cash	30	(31)	46
Accounts receivable	(36)	(8)	(42)
Inventories	(69)	22	156
Prepaid expenses and other	2	(45)	(4)
Accounts payable and accrued expenses	102	233	10
Accrued income taxes	22	(1)	(48)
Securitized VOI notes receivable activity, net	68	97	144
Unsecuritized VOI notes receivable activity, net	(102)	(108)	(157)
Other, net	98	(96)	46
Cash from operating activities	890	994	1,151
Investing Activities
Purchases of plant, property and equipment	(261)	(327)	(364)
Proceeds from asset sales, net	767	800	260
Issuance of notes receivable	(44)	(6)	—
Collection of notes receivable, net	9	5	3
Acquisitions, net of acquired cash	(66)	(45)	(67)
Purchases of investments	(2)	(1)	(1)
Proceeds from investments	45	6	4
Other, net	19	(11)	7
Cash from (used for) investing activities	467	421	(158)
Financing Activities
Revolving credit facility and short-term borrowings (repayments), net	(4)	—	—
Commercial paper, net	(226)	634	—
Long-term debt issued	10	656	—
Long-term debt repaid	(298)	(2)	(1)
Long-term securitized debt repaid	(77)	(106)	(178)
(Increase) decrease in restricted cash	—	94	(19)
Dividends paid	(259)	(735)	(256)
Proceeds from stock option exercises	13	27	88
Excess stock-based compensation tax benefit	13	9	26
Share repurchases	(371)	(1,636)	(316)
Other, net	(28)	(28)	(22)
Cash used for financing activities	(1,227)	(1,087)	(678)
Exchange rate effect on cash and cash equivalents	(17)	(9)	(4)
Increase (decrease) in cash and cash equivalents	113	319	311
Cash and cash equivalents - beginning of period	935	616	305
Cash and cash equivalents - end of period	$1,048	$935	$616
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$111	$74	$68
Income taxes, net of refunds	$119	$141	$130
Non-cash capital lease obligation	$—	$153	$—

The accompanying notes to financial statements are an integral part of the above statements.

Note 1.    Basis of Presentation
The accompanying consolidated financial statements represent the consolidated financial position and consolidated results of operations of Starwood Hotels & Resorts Worldwide, Inc. and our subsidiaries (we, us, the Company, or Starwood). We are one of the world’s largest hotel and leisure companies. Our principal business is hotels and leisure, which is comprised of a worldwide hospitality network of 1,297 full-service hotels, vacation ownership resorts and residential developments primarily serving two markets: luxury and upper upscale. On May 11, 2016, we completed the spin-off of our vacation ownership business and five hotels that will be converted to vacation ownership properties through a Reverse Morris Trust transaction with Interval Leisure Group, Inc. (ILG). As a result, the operations of our former vacation ownership business and the five hotels sold or otherwise conveyed to ILG through the date of the transaction were reclassified to discontinued operations for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations in the consolidated balance sheets as of December 31, 2015 and 2014 have been reclassified as held for sale. Prior to this transaction, the principal operations of Starwood Vacation Ownership, Inc. (SVO) included the development and operation of vacation ownership resorts and marketing, selling and financing of vacation ownership interests (VOIs) in the resorts.
The consolidated financial statements include our assets, liabilities, revenues and expenses and those of our controlled subsidiaries and partnerships. In consolidating, all material intercompany transactions are eliminated. We have evaluated all subsequent events through the date the consolidated financial statements were filed with the Securities and Exchange Commission.
Following the guidance for noncontrolling interests in Accounting Standards Codification (ASC) Topic 810, Consolidation, references in this report to our earnings per share, net income, and stockholders’ equity attributable to Starwood’s common stockholders do not include amounts attributable to noncontrolling interests.

Note 2.    Significant Accounting Policies
Cash and Cash Equivalents.     We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Restricted Cash.     Restricted cash primarily consists of deposits received on sales of VOIs that are held in escrow until a certificate of occupancy is obtained, the legal rescission period has expired and the deed of trust has been recorded in governmental property ownership records. Additionally, restricted cash includes cash held by our VIEs from our securitization transactions (see Note 9).
Inventories.     Inventories are comprised principally of VOIs of $303 million and $213 million as of December 31, 2015 and 2014, respectively, and hotel inventory. VOI inventory, which has an operating cycle that generally exceeds 12 months, is classified as a current asset consistent with recognized industry practice. VOI inventory is carried at the lower of cost or net realizable value and includes capitalized interest. Capitalized interest incurred in 2015, 2014 and 2013 was approximately $5 million, $1 million and $1 million, respectively. Hotel inventory includes operating supplies and food and beverage inventory items which are generally valued at the lower of FIFO cost (first-in, first-out) or market.
Loan Loss Reserves.     For the vacation ownership and residential segment, we record an estimate of expected uncollectibility on our VOI notes receivable as a reduction of revenue at the time we recognize a timeshare sale. We hold large amounts of homogeneous VOI notes receivable and therefore assess uncollectibility based on pools of receivables. In estimating loan loss reserves, we use a technique referred to as static pool analysis, which tracks defaults for each year’s mortgage originations over the life of the respective notes and projects an estimated default rate. As of December 31, 2015 and 2014, the average estimated default rate of our pools of receivables was 9.1% and 9.2%, respectively.
We use the origination of the notes by brand (Sheraton, Westin, and Other) and the Fair Isaac Corporation (FICO) scores of the buyers as the primary credit quality indicators to calculate the loan loss reserve for the vacation ownership notes, as we believe there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired, supplemented by the FICO scores of the buyers. In addition to quantitatively calculating the loan loss reserve based on our static pool analysis, we supplement the process by evaluating certain qualitative data, including the aging of the respective receivables and current default trends by brand and origination year.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Given the significance of our pools of VOI notes receivable, a change in the projected default rate can have a significant impact to our loan loss reserve requirements, with a 0.1% change estimated to have an impact of approximately $5 million.
We consider a VOI note receivable delinquent when it is more than 30 days outstanding. All delinquent loans are placed on nonaccrual status, and we do not resume interest accrual until payment is made. We consider loans to be in default upon reaching 120 days outstanding, at which point we generally commence the repossession process. Uncollectible VOI notes receivable are charged off when title to the unit is returned to us. We generally do not modify vacation ownership notes that become delinquent or upon default.
For the hotel segments, we measure the impairment of a loan based on the present value of expected future cash flows, discounted at the loan’s original effective interest rate, or the estimated fair value of the collateral. For impaired loans, we establish a specific impairment reserve for the difference between the recorded investment in the loan and the present value of the expected future cash flows or the estimated fair value of the collateral. We apply the loan impairment policy individually to all loans in the portfolio and do not aggregate loans for the purpose of applying such policy. For loans that we have determined to be impaired, we recognize interest income on a cash basis.
Investments.     Investments in joint ventures are generally accounted for under the equity method of accounting when we have a 20% to 50% ownership interest or exercise significant influence over the venture. If our interest exceeds 50% or, if we have the power to direct the economic activities of the entity and the obligation to absorb losses or receive benefits from the entity that could be significant, then the results of the joint venture are consolidated herein. All other investments are generally accounted for under the cost method.
The fair market value of investments is based on the market prices for the last day of the period if the investment trades on quoted exchanges. For non-traded investments, fair value is estimated based on the underlying value of the investment, which is dependent on the performance of the investment as well as the volatility inherent in external markets. In assessing potential impairment for an investment, we will consider these factors as well as the forecasted financial performance of the investment. If the forecast is not met, we may have to record an impairment charge.
Assets Held for Sale and Discontinued Operations.     We consider properties to be assets held for sale when management approves and commits to a formal plan to actively market a property or group of properties for sale and a signed sales contract and significant non-refundable deposit or contract break-up fee exists. Upon designation as an asset held for sale, we record the carrying value of each property or group of properties at the lower of its carrying value, which includes allocable segment goodwill, or its estimated fair value, less estimated costs to sell, and we stop recording depreciation expense. Any gain realized in connection with the sale of a property for which we have significant continuing involvement (such as through a long-term management agreement) is deferred and recognized over the initial term of the related agreement (see Note 11). Prior to our adoption of Accounting Standard Update (ASU) No. 2014-08, “Presentation of Financial Statements” on July 1, 2014, the operations of the properties sold or held for sale prior to the sale date were recorded in discontinued operations unless we had significant continuing involvement (such as through a management or franchise agreement) after the sale. After our adoption of ASU No. 2014-08, the operations of properties sold or held for sale prior to the sale date are recorded in discontinued operations only if the disposal represents a strategic shift that will have a major effect on our operations and financial results. Refer to Note 4, Discontinued Operations, for further information regarding our assets and liabilities held for sale.
Plant, Property and Equipment.     Plant, property and equipment are recorded at cost. We recorded capitalized interest of $2 million, $4 million and $6 million incurred in 2015, 2014 and 2013, respectively. The costs of improvements that extend the life of plant, property and equipment, such as structural improvements, equipment and fixtures, are capitalized. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is recorded on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 20 years for information technology software and equipment; and the lesser of the lease term or the economic useful life for leasehold improvements. Gains or losses on the sale or retirement of assets are included in income when the assets are retired or sold provided there is reasonable assurance of the collectability of the sales price and any future activities to be performed by us relating to the assets sold are insignificant.
We evaluate the carrying value of our assets for impairment in accordance with ASC Topic 360, Property Plant, and Equipment. When a trigger event occurs for assets in use, we compare the expected undiscounted future cash flows of the assets to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, we charge the excess of the net book value over the estimated fair value to current earnings. Fair value is based upon the discounted cash flows of the assets at rates deemed reasonable for the type of asset and prevailing market conditions, comparative sales for similar assets, appraisals and, if appropriate, current estimated net sales proceeds from pending offers (see Note 5).

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Goodwill and Intangible Assets.     Goodwill and intangible assets arise in connection with acquisitions, including the acquisition of management and franchise contracts. We do not amortize goodwill and intangible assets with indefinite lives. Intangible assets with finite lives are amortized over their respective useful lives. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, we review all goodwill and intangible assets for impairment annually, or upon the occurrence of a trigger event.
When testing goodwill for impairment, ASC Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. We may also qualitatively assess our indefinite lived intangible assets for impairment prior to performing the quantitative impairment test. We evaluate the recoverability of our finite lived intangible assets in the same manner in which our property, plant and equipment are evaluated, as discussed above. Impairment charges, if any, are recognized in operating results.
Frequent Guest Program.     Starwood Preferred Guest ® (SPG) is our frequent guest incentive marketing program. SPG members earn points based on spending at our owned, managed and franchised hotels, as incentives to first-time buyers of VOIs and residences, and through participation in affiliated partners’ programs such as co-branded credit cards and airline travel. Points may be redeemed at substantially all of our owned, leased, managed and franchised hotels as well as through other redemption opportunities with third parties, such as conversion to airline miles.
We charge our owned, managed and franchised hotels and affiliated vacation ownership resorts the cost of operating the SPG program, including the estimated cost of our future redemption obligation, based on a percentage of our SPG members’ qualified expenditures. Our management and franchise agreements require that we are reimbursed for the costs of operating the SPG program, including marketing, promotions and communications, and performing member services for the SPG members. As points are earned, we increase the SPG point liability for the amount of cash we receive from our managed and franchised hotels and affiliated vacation ownership resorts related to the future redemption obligation. For our owned hotels, we record an expense for the amount of our future redemption obligation with the offset to the SPG point liability. When points are redeemed by the SPG members, the hotels recognize revenue and the SPG point liability is reduced.
Through the services of third-party actuarial analysts, we determine the value of the future redemption obligation. This value is based on statistical formulas which project the timing of future point redemptions based on historical experience, including an estimate of the “breakage” for points that will never be redeemed, and an estimate of the points that will eventually be redeemed as well as the cost of reimbursing hotels and other third-parties for other point redemption opportunities.
We consolidate the assets and liabilities of the SPG program including the liability associated with the future redemption obligation which is included in other long-term liabilities and accrued expenses in the accompanying consolidated balance sheets. The total actuarially determined liability, as of December 31, 2015 and 2014, was $1,219 million and $1,115 million, respectively, of which $491 million and $453 million, respectively, was included in accrued expenses. A 10% decrease to the breakage estimate used in determining the future redemption obligation at December 31, 2015 would have increased the liability by approximately $41 million.
Legal Contingencies.     We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. ASC Topic 450, Contingencies, requires that an estimated loss from a loss contingency be accrued with a corresponding charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. Changes in these factors could materially impact our financial position or our results of operations (see Note 24).
Fair Value of Financial Instruments.     Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prioritizes the inputs to valuation methodologies used to measure fair value as follows:

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Derivative Financial Instruments.     We record derivatives at fair value. The designation of a derivative instrument as a hedge and its ability to meet the hedge accounting criteria determine how we reflect the change in fair value of the derivative instrument in our financial statements. A derivative qualifies for hedge accounting if, at inception, the derivative is expected to be highly effective in offsetting the underlying hedged cash flows or fair value and we fulfill the hedge documentation standards at the time we enter into the derivative contract. We designate a hedge as a cash flow hedge, fair value hedge, or a net investment hedge in non-U.S. operations based on the exposure we are hedging. For the effective portion of qualifying cash flow hedges, we record changes in fair value in other comprehensive income (OCI). We release the derivative’s gain or loss from OCI to match the timing of the underlying hedged items’ effect on earnings.
We review the effectiveness of our hedging instruments quarterly and recognize current period hedge ineffectiveness, if any, immediately in earnings. We recognize changes in the fair value for derivatives not designated as hedges or those not qualifying for hedge accounting in current period earnings. We discontinue hedge accounting for any hedge that is no longer evaluated to be highly effective. From time to time we may choose to de-designate portions of hedges when changes in estimates of forecasted transactions occur.
We do not enter into derivative financial instruments for trading or speculative purposes, and we monitor the financial stability and credit standing of our counterparties in these transactions.
Foreign Currency Translation.     Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Translation adjustments from foreign currency exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are generally included in other comprehensive income. Gains and losses from foreign exchange rate changes related to intercompany receivables and payables that are not of a long-term investment nature are reported currently in costs and expenses and amounted to a net gain of $12 million in 2015, a net gain of $4 million in 2014 and a net loss of $14 million in 2013.
Income Taxes.     We provide for income taxes in accordance with principles contained in ASC Topic 740, Income Taxes. Under these principles, we recognize the amount of income tax payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in our financial statements or tax returns.
Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carry back and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.
We measure and recognize the amount of tax benefit that should be recorded for financial statement purposes for uncertain tax positions taken or expected to be taken in a tax return. With respect to uncertain tax positions, we evaluate the recognized tax benefits for derecognition, classification, interest and penalties, interim period accounting and disclosure requirements. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns.
Stock-Based Compensation.     We calculate the fair value of share-based awards on the date of grant. Restricted stock awards are valued based on the share price, performance awards are valued based on a Monte Carlo simulation and, when granted in previous years, options were valued using a lattice valuation model. The Monte Carlo simulation estimates the fair value of our performance awards primarily based on the terms associated with the grant and public information that is readily available. The underlying principles in the Monte Carlo simulation are that publicly traded stocks are fairly priced and the future returns of a stock may be estimated primarily by the stock’s assumed volatility. The lattice valuation option pricing model required that we estimate key assumptions such as expected life, volatility, risk-free interest rates and dividend yield to determine the fair value of share-based awards, based on both historical

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

information and management decision regarding market factors and trends. We amortize the share-based compensation expense over the period that the awards are expected to vest, net of estimated forfeitures. If the actual forfeitures differ from management estimates, additional adjustments to compensation expense are recorded (see Note 20). We issue new shares to satisfy stock option exercises.
Revenue Recognition.     Our revenues are primarily derived from the following sources: (1) hotel and resort revenues at our owned, leased and consolidated joint venture properties; (2) management fees and franchise fees; (3) prior to the spin-off of our vacation ownership business, vacation ownership and residential sales; (4) other revenues from managed and franchised properties. Generally, revenues are recognized when services are rendered. Taxes collected from customers and submitted to taxing authorities are not recorded in revenue. The following is a description of the composition of our revenues:

•
Owned, Leased and Consolidated Joint Ventures — Represents revenue primarily derived from hotel operations, including the rental of rooms and food and beverage sales, from our owned, leased and consolidated joint venture hotels and resorts. Revenue is recognized when rooms are occupied and services have been rendered.

•
Management Fees and Franchise Fees — Represents fees earned on hotels and resorts managed worldwide, usually under long-term contracts, franchise fees received in connection with the franchise of our Luxury Collection, Tribute Portfolio, Westin, Le Méridien, Sheraton, Four Points by Sheraton, Aloft and Element brand names, termination fees and the amortization of deferred gains related to sold properties for which we have significant continuing involvement. Management fees are comprised of a base fee, which is generally based on a percentage of gross revenues, and an incentive fee, which is generally based on the property’s profitability. For any time during the year, when the provisions of our management contracts allow receipt of incentive fees upon termination, incentive fees are recognized for the fees due and earned as if the contract was terminated at that date, exclusive of any termination fees due or payable. Therefore, during periods prior to year-end, the incentive fees recorded may not be indicative of the eventual incentive fees that will be recognized at year-end as conditions and incentive hurdle calculations may not be final. Franchise fees are generally based on a percentage of hotel room revenues.

•
Vacation Ownership and Residential Sales — We recognize revenue from VOI sales and financings and the sales of residential units which are typically a component of mixed use projects that include a hotel. Revenue is generally recognized upon the buyer demonstrating a sufficient level of initial and continuing investment when the period of cancellation with refund has expired and receivables are deemed collectible. We determine the portion of revenues to recognize for sales accounted for under the percentage of completion method based on judgments and estimates including total project costs to complete. Additionally, we record reserves against these revenues based on expected default levels. We have also entered into licensing agreements with third-party developers to offer consumers branded condominiums or residences. Our fees from these agreements are generally based on the gross sales revenue of units sold. Residential fee revenue is recorded in the period that a purchase and sales agreement exists, delivery of services and obligations has occurred, the fee to the owner is deemed fixed and determinable and collectability of the fees is reasonably assured. Residential revenue on whole ownership units is generally recorded using the completed contract method, whereby revenue is recognized only when a sales contract is completed or substantially completed. During the performance period, costs and deposits are recorded on the balance sheet.

•
Other Revenues from Managed and Franchised Properties — These revenues represent reimbursements of costs incurred by managed hotel properties and franchisees. These costs relate primarily to payroll costs at managed properties where we are the employer. Since the reimbursements are made based upon the costs incurred with no added margin, these revenues and corresponding expenses have no effect on our operating income or net income.

Insurance Retention.     Through our captive insurance company, we provide insurance coverage for workers’ compensation, employment practices liability, auto liability and physical damage, property and general liability claims arising at hotel properties owned or managed by us through policies written directly and through reinsurance arrangements. Estimated insurance claims payable represent expected settlement of outstanding claims and a provision for claims that have been incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information including pending claims, historical experience and current cost trends. The amount of the ultimate liability may vary from these estimates. Estimated costs of these self-insurance programs are accrued, based on the analysis of third-party actuaries.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

Costs Incurred to Sell VOIs.     We capitalize direct costs attributable to the sale of VOIs until the sales are recognized. Selling costs capitalized under this methodology were approximately $8 million and $5 million as of December 31, 2015 and 2014, respectively, and all such capitalized costs are included in current assets held for sale in the accompanying consolidated balance sheets. Costs eligible for capitalization follow the guidelines of ASC Topic 978, Real Estate – Time Sharing Activities. If a contract is canceled, we charge the unrecoverable direct selling costs to expense and record forfeited deposits as income.
VOI and Residential Inventory Costs.     Real estate and development costs are valued at the lower of cost or net realizable value. Development costs include both hard and soft construction costs and together with real estate costs are allocated to VOIs and residential units on the relative sales value method. Interest, property taxes and certain other carrying costs incurred during the construction process are capitalized as incurred. Such costs associated with completed VOI and residential units are expensed as incurred.
Advertising Costs.     We enter into multi-media advertising campaigns, including television, radio, internet, print advertisements and other promotional activities. Costs associated with these campaigns, including communication and production costs, are aggregated and expensed the first time that the advertising takes place. If it becomes apparent that the media campaign will not take place, then all costs are expensed at that time. During the years ended December 31, 2015, 2014 and 2013, we incurred approximately $162 million, $157 million and $154 million of advertising expense and other promotional activities, respectively, a significant portion of which was reimbursed by managed and franchised hotels.
Use of Estimates.     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications.     Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.
Impact of Recently Issued Accounting Standards.
Future Accounting Standards
In April 2015, the Financial Accounting Standards Board (FASB) issued ASU No. 2015-05, “Intangibles- Goodwill and Other- Internal – Use Software (Subtopic 350-40) Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” The amendments in this topic are intended to provide guidance about whether a cloud computing arrangement includes a software license. This update is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted. We adopted this ASU prospectively on January 1, 2016. We do not believe the adoption of this update will have a material impact on our financial statements.
In April 2015, the FASB issued ASU No. 2015-03, “Interest- Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.” The amendments in this topic are intended to simplify the presentation of debt issuance costs and are effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted. We adopted this ASU on January 1, 2016 and retrospectively applied this standard to the December 31, 2015 and 2014 balance sheets by reclassifying approximately $11 million and $14 million, respectively, from other assets to long-term debt and long-term liabilities held for sale.
In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810) Amendments to the Consolidation Analysis.” The amendments in this update are intended to improve and simplify targeted areas of the consolidation guidance and are effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted. We adopted this ASU on January 1, 2016. We do not believe the adoption of this update will have a material impact on our financial statements.
In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements- Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This update provides guidance on management’s responsibility to evaluate whether there is substantial doubt about the ability to continue as a going concern and to provide related interim and annual footnote disclosures. The amendments in this ASU are effective for reporting periods ending after December 15, 2016, and we plan to adopt this ASU for the annual period ending on December 31, 2016. We do not believe the adoption of this update will have a material impact on our financial statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

NOTES TO FINANCIAL STATEMENTS

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This topic provides for five principles which should be followed to determine the appropriate amount and timing of revenue recognition for the transfer of goods and services to customers. The principles in this ASU should be applied to all contracts with customers regardless of industry, with two transition methods of adoption allowed. In July 2015, the FASB approved a one-year deferral of this standard, with a revised effective date for reporting periods beginning after December 15, 2017. Early adoption is permitted for annual periods beginning after December 16, 2016. We plan to adopt this ASU on January 1, 2018. We are still evaluating the financial statement impacts of the guidance in this ASU and determining which transition method we will utilize.
Adopted Accounting Standards
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740) Balance Sheet Classification of Deferred Taxes.” This update eliminates the existing requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet and requires all deferred tax assets and liabilities be classified as noncurrent. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, and interim periods within those annual periods, with early adoption permitted. We adopted this ASU on a prospective basis on December 31, 2015. No prior periods were retrospectively adjusted. The adoption of this guidance had no impact on the Company’s consolidated net income or comprehensive income. The adoption of this update simplified the presentation of deferred income taxes in our financial statements.
In January 2015, the FASB issued ASU No. 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20) Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” This topic eliminates from U.S. generally accepted accounting principles (GAAP) the concept of extraordinary items. This update is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted. We adopted this ASU on a prospective basis on January 1, 2015. The adoption of this update did not have a material impact on our financial statements.
In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” This topic amends the requirements for reporting discontinued operations. The disposal of a component must represent a strategic shift that will have a major effect on our operations and financial results in order to be reported as discontinued operations and requires certain additional interim and annual disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2014 with early adoption permitted, and we adopted this ASU on a prospective basis on July 1, 2014. We believe the adoption of this update will reduce the number of disposals that are presented as discontinued operations in our financial statements.
In January 2014, the FASB issued ASU No. 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” This topic clarifies when an in-substance repossession or foreclosure occurs and requires certain additional interim and annual disclosures related to such activity. The amendments in this ASU are effective for reporting periods beginning after December 15, 2014, and we adopted this ASU on a prospective basis on January 1, 2015. The adoption of this update did not have a material impact on our financial statements.
In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740) Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This topic provides guidance on whether an unrecognized tax benefit should be presented as a reduction to a deferred tax asset or as a separate liability. This update was effective for annual and interim periods beginning after December 15, 2013, and we adopted this ASU on January 1, 2014. The adoption of this update did not have a material impact on our financial statements.
In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830) Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” This topic clarifies that when a reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity, the parent is required to apply the guidance in Subtopic 830-30 to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The amendments in this ASU were effective prospectively for reporting periods beginning after December 15, 2013, and we adopted this ASU on January 1, 2014. The adoption of this update did not have a material impact on our financial statements.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 3.    Earnings per Share
The following is a reconciliation of basic earnings per share to diluted earnings per share for income from continuing operations attributable to Starwood’s common stockholders (in millions, except per share data):

	Year Ended December 31,
	2015	2014	2013
Income from continuing operations	$384	$565	$501
Income from discontinued operations	105	68	134
Net income attributable to Starwood	$489	$633	$635
Weighted average common shares for basic earnings per share	$169	$185	$191
Effect of dilutive stock options and restricted stock awards	1	1	2
Weighted average common shares for diluted earnings per share	$170	$186	$193
Basic earnings per share:
Continuing operations	$2.27	$3.06	$2.63
Discontinued operations	0.63	0.37	0.70
Net income per share - basic	$2.90	$3.43	$3.33
Diluted earnings per share:
Continuing operations	$2.26	$3.03	$2.59
Discontinued operations	0.62	0.37	0.69
Net income per share - diluted	$2.88	$3.40	$3.28
Approximately 0.8 million shares, 0.5 million shares and 0.3 million shares were excluded from the computation of diluted shares in 2015, 2014 and 2013, respectively, as their impact would have been anti-dilutive.

Note 4.    Discontinued Operations
On May 11, 2016, we completed a series of transactions with ILG and certain of its subsidiaries involving our vacation ownership business (the Vistana Vacation Ownership Business). Specifically, (a) we and certain of our subsidiaries engaged in a series of transactions in which certain assets and liabilities, including five hotels to be converted to vacation ownership properties, were (i) sold directly to subsidiaries of ILG or (ii) otherwise conveyed pursuant to an internal restructuring to Vistana Signature Experiences, Inc. (Vistana) or its subsidiaries, which resulted in the separation of the Vistana Vacation Ownership Business from our other businesses, (b) immediately after such separation, via spin-off we distributed the shares of Vistana common stock to our stockholders of record as of March 28, 2016, on a pro rata basis (the Distribution), and (c) immediately after the Distribution, Vistana merged with a subsidiary of ILG (the Merger). The holders of SLC Operating Limited Partnership units also received shares of Vistana common stock. We refer to this series of transactions as the “Transactions.”
Upon the completion of the Transactions, Vistana became a wholly-owned subsidiary of ILG. In addition, upon completion of the Transactions, Starwood stockholders owned approximately 55% of the outstanding shares of ILG on a fully-diluted basis, and the existing shareholders of ILG owned approximately 45% of ILG on a fully-diluted basis. As a result of the Transactions, ILG’s board of directors now consists of 13 directors, comprising nine previous ILG directors and four of our director appointees.
As a result of the Transactions, Starwood stockholders and holders of SLC Operating Limited Partnership units entitled to receive shares of Vistana common stock in the Distribution received approximately 0.4309 shares of ILG common stock, which were valued at $14.385 per share based on the average of the high and low of the ILG share price on May 11, 2016, for each share of Vistana common stock they received in the Distribution. In addition, certain subsidiaries of ILG paid certain of our subsidiaries approximately $123 million in consideration for the sale of certain assets and liabilities related to the Vistana Vacation Ownership Business. The total fair value of the stock and cash consideration received by us and our stockholders was approximately $1.2 billion.
As this transaction represented a material strategic shift in our business, in accordance with ASC Topic 205, Presentation of Financial Statements, we have reclassified the financial results of the Vistana Vacation Ownership Business and costs associated with the Transactions to discontinued operations in our consolidated statements of income for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations in the consolidated balance sheets as of December 31, 2015 and 2014 have been reclassified as held for sale.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

In connection with the Transactions, in the three months ended June 30, 2016 we recorded a non-cash pre-tax impairment charge of $214 million to discontinued operations loss on dispositions resulting from the difference between the carrying value of our investment in the vacation ownership business and the fair value of the consideration received at the transaction date.
Additionally, in connection with the Transactions, we have entered into an exclusive, 80-year global license agreement with Vistana for the use of the Westin and Sheraton brands in vacation ownership. In addition, ILG has the non-exclusive license for the existing St. Regis and The Luxury Collection vacation ownership properties. The agreement provides for a fixed annual license fee of $30 million (adjusted every five years by an inflation factor) and certain variable fees based on sales volumes which are recorded to the management fees, franchise fees and other income line item, within continuing operations.
The following table presents financial results of the Vistana Vacation Ownership Business and the five hotels transferred to ILG (in millions):

	Year Ended December 31,
	2015	2014	2013
Revenues:
Owned, leased and consolidated joint venture hotels	$101	$100	$92
Vacation ownership and residential sales and services	680	642	638
Management fees, franchise fees and other income	4	4	5
Other revenues from managed and franchised properties	181	175	167
	966	921	902
Costs and Expenses:
Owned, leased and consolidated joint venture hotels	74	81	77
Vacation ownership and residential sales and services	508	481	477
Selling, general, administrative and other (1)	—	2	—
Restructuring and other special charges (credits), net (1)	28	(2)	(2)
Depreciation	38	39	35
Other expenses from managed and franchised properties	181	175	167
Total operating expenses	829	776	754
Income from operations of discontinued operations	137	145	148
Equity earnings and gains from unconsolidated ventures, net	1	1	1
Interest expense, net of interest income	(7)	(13)	(19)
Gain on asset dispositions and impairments, net	3	1	—
Income from discontinued operations before taxes	134	134	130
Income tax expense	(29)	(56)	(66)
Income from discontinued operations, net of taxes	$105	$78	$64

(1)
Transaction costs related to the spin-off of the Vistana Vacation Ownership Business of $36 million and $2 million for the years ended December 31, 2015 and 2014, respectively, have been reclassified to discontinued operations loss (gain) on dispositions.

Prior to the Transactions, the Vistana Vacation Ownership Business, excluding the five hotels to be converted to vacation ownership properties, was reported in our vacation ownership and residential segment. The five hotels were reported in the Americas segment.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

The following table presents the aggregate carrying amounts of the classes of assets and liabilities of the Vistana Vacation Ownership Business and the five hotels transferred to ILG (in millions):

	December 31,
	2015	2014
Carrying amounts of assets associated with the discontinued operations:
Cash and cash equivalents	$25	$3
Restricted cash	36	65
Accounts receivable, net of allowance for doubtful accounts of $9 and $9	115	81
Inventories	304	214
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts of $2 and $4	32	47
Current deferred income taxes	—	26
Prepaid expenses and other	22	23
Investments	13	16
Plant, property and equipment, net	445	483
Goodwill and intangible assets, net	162	162
Deferred income taxes	33	25
Other assets	411	315
Securitized vacation ownership notes receivable, net	141	227
Total assets of the discontinued operations classified as held for sale	$1,739	$1,687

Carrying amounts of liabilities associated with the discontinued operations:
Short-term borrowings and current maturities of long-term debt	$1	$—
Accounts payable	12	19
Current maturities of long-term securitized vacation ownership debt	48	73
Accrued expenses	137	109
Accrued taxes and other	18	20
Accrued salaries, wages and benefits	39	34
Long-term debt	—	1
Long-term securitized vacation ownership debt	123	173
Deferred income taxes	2	1
Other liabilities	32	43
Total liabilities of the discontinued operations classified as held for sale	$412	$473
The following table presents the cash flows of the Vistana Vacation Ownership Business and the five hotels transferred to ILG (in millions):

	Year Ended December 31,
	2015	2014	2013
Discontinued Operating activities
Depreciation	$38	$39	$35
Stock-based compensation expense	4	4	4
Provision for doubtful accounts	23	22	11
Decrease (increase) in restricted cash	31	(38)	40
Securitized VOI notes receivable activity, net	68	97	144
Unsecuritized VOI notes receivable activity, net	(102)	(108)	(157)
Discontinued Investing activities
Purchases of plant, property and equipment	$57	$43	$43
Separate from the Transactions disclosed above, during the year ended December 31, 2014, we recorded a loss on dispositions of $10 million (net of tax), primarily due to liabilities associated with an unfavorable ruling, during 2014, in connection with a previous disposition.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

During the year ended December 31, 2013, we recorded a $71 million gain on dispositions (net of tax) primarily as a result of the reversal of a reserve associated with an uncertain tax position, which was related to a previous disposition. The applicable statute of limitation for this tax position lapsed during 2013 (see Note 13). Additionally, a gain of $1 million (net of tax) resulted from the favorable insurance recovery of certain liabilities associated with a previously disposed of subsidiary of ITT Corporation, which we acquired in 1998.

Note 5.    Asset Dispositions and Impairments
During the year ended December 31, 2015, we sold four wholly-owned hotels for cash proceeds net of closing costs of approximately $767 million. Three of these hotels were sold subject to long-term management agreements. The sale of these hotels resulted in pre-tax gains of approximately $368 million, which we deferred and are recognizing into management fees, franchise fees and other income over the initial term of each management agreement. The other hotel was sold subject to a long-term franchise agreement and resulted in a pre-tax gain of approximately $4 million, which we recorded in the gain (loss) on asset dispositions and impairments, net line item.
Additionally, during the year ended December 31, 2015, we recorded a $15 million charge to the gain (loss) on asset dispositions and impairments, net line item related to an obligation associated with a previous disposition and recorded a loss of $9 million primarily related to asset dispositions and impairments associated with certain hotel renovations. These losses were partially offset by a $36 million gain related to property insurance settlement proceeds for a hotel damaged by a hurricane and a $20 million gain related to the sale of a minority partnership interest in a hotel.
Subsequent to the year ended December 31, 2015, in February 2016, we sold one hotel for cash proceeds net of closing costs of approximately $79 million subject to a long-term management agreement.
During the year ended December 31, 2014, we sold eight wholly-owned hotels for cash proceeds net of closing costs of approximately $784 million. Three hotels were sold subject to management agreements that resulted in pre-tax gains of approximately $361 million, which we deferred and are recognizing into management fees, franchise fees and other income over the initial term of the management agreements. One hotel was sold subject to a long-term management agreement and this sale resulted in a pre-tax loss of $1 million, which we recorded in the gain (loss) on asset dispositions and impairments, net, line item. Four hotels were sold subject to franchise agreements that resulted in a pre-tax loss of approximately $23 million, which we recorded in the gain (loss) on asset dispositions and impairments, net, line item.
Additionally, during the year ended December 31, 2014, we converted a leased hotel to a managed hotel subject to a long-term management agreement, and recorded a pre-tax loss of $21 million, which was recorded in the gain (loss) on asset dispositions and impairments, net line item. We provided financing to the hotel owner in the form of a note receivable to fund the transaction price. We will provide additional financing over the next few years to fund a significant renovation of the hotel.
Further, during the year ended December 31, 2014, we terminated our leasehold interest in a hotel and entered into a long-term franchise agreement with the hotel’s owner. In connection with the termination, we recognized a pre-tax loss of $7 million, which was recorded in the gain (loss) on asset dispositions and impairments, net line item.
Furthermore, during the year ended December 31, 2014, we recorded a $7 million impairment associated with one of our unconsolidated joint ventures and a $10 million pre-tax gain on the sale of our interest in another unconsolidated joint venture, both of which were recorded in the gain (loss) on asset dispositions and impairments, net line item.
Finally, during the year ended December 31, 2014, we recognized approximately $31 million of previously deferred gains in connection with hotels that converted from managed hotels to franchised hotels, subject to long-term franchise agreements.
During the year ended December 31, 2013, we sold six wholly-owned hotels for cash proceeds net of closing costs of approximately $248 million. Four hotels were sold subject to long-term franchise agreements and we recorded a net pre-tax gain of $6 million related to the sales of these hotels. One hotel was sold subject to a long-term management agreement and this sale resulted in a pre-tax gain of approximately $3 million, which we deferred and are recognizing into management fees, franchise fees and other income over the initial term of the management agreement. One hotel was sold subject to a long-term management agreement and this sale resulted in a pre-tax loss of $7 million, which we recorded in the gain (loss) on asset dispositions and impairments, net, line item.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Additionally, during the year ended December 31, 2013, we recorded a pre-tax loss of $11 million related to asset disposals in connection with various hotel renovations, which was partially offset by insurance proceeds of $5 million and a pre-tax gain of $4 million on the sale of a non-core asset for cash proceeds net of closing costs of $12 million.
During the years ended December 31, 2015, 2014 and 2013, we reviewed the recoverability of the carrying values of our owned hotels and determined that certain hotels or hotel assets were impaired. The fair values of the hotels were estimated primarily from the income approach via the use of discounted cash flows models and the market approach. Impairment charges totaling $35 million, $13 million and $19 million, relating to two, one and two hotels, were recorded in the gain (loss) on asset dispositions and impairments, net line item in the years ended December 31, 2015, 2014 and 2013, respectively, and to the following segment asset groups (in millions):

	Year Ended December 31,
	2015	2014	2013
Americas	$32	$13	$17
EAME	3	—	2
Total	$35	$13	$19

Note 6.    Plant, Property and Equipment
Plant, property and equipment consisted of the following (in millions):

	December 31,
	2015	2014
Land and improvements	$118	$227
Buildings and improvements	1,730	2,164
Furniture, fixtures and equipment	1,534	1,626
Construction work in process	65	63
	3,447	4,080
Less accumulated depreciation and amortization	(1,748)	(1,929)
	$1,699	$2,151
The above balances include unamortized capitalized software costs of $251 million and $206 million at December 31, 2015 and 2014, respectively. Amortization of capitalized software costs was $66 million, $40 million and $35 million for the years ended December 31, 2015, 2014 and 2013, respectively.
The net book value of capital lease assets as of December 31, 2015 and 2014 was $127 million and $127 million, respectively, which was net of accumulated depreciation of $12 million and $5 million, respectively.
Note 7.    Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014 were as follows (in millions):

	Americas Segment	EAME Segment	Asia Pacific Segment	Total
Balance at January 1, 2014	$694	$269	$282	$1,245
Currency translation adjustment	(1)	(15)	—	(16)
Asset dispositions	(21)	(12)	(36)	(69)
Balance at December 31, 2014	$672	$242	$246	$1,160
Balance at January 1, 2015	$672	$242	$246	$1,160
Currency translation adjustment	(1)	(11)	(1)	(13)
Asset dispositions	(31)	(32)	—	(63)
Balance at December 31, 2015	$640	$199	$245	$1,084

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

At October 31, 2015, the date of our annual impairment valuation, we quantitatively evaluated the goodwill of each of our reporting units and determined that, for each reporting unit, the fair value significantly exceeded the book value. We used a market approach to determine the fair value of the reporting units. We utilized earnings multiples from various independent, third-party investment firms and applied those earnings multiples to the respective earnings streams generated by each of our reporting units to determine the fair value for each of the segments.
In 2014, we evaluated the goodwill of each of our reporting units using the same earnings multiples approach described previously and determined that, for each reporting unit, the fair value significantly exceeded the book value.
Intangible assets consisted of the following (in millions):

	December 31,
	2015	2014
Trademarks and trade names	$306	$310
Management and franchise agreements	573	519
Other	11	13
	890	842
Accumulated amortization	(228)	(208)
	$662	$634

The intangible assets related to management and franchise agreements have finite lives, and accordingly, we recorded amortization expense of $29 million, $29 million, and $28 million, respectively, during the years ended December 31, 2015, 2014 and 2013. The other intangible assets noted above have indefinite lives.
Amortization expense relating to intangible assets with finite lives for each of the years ended December 31 is expected to be as follows (in millions):

2016	$28
2017	27
2018	25
2019	24
2020	21

During the fourth quarters of the years ended December 31, 2015, 2014 and 2013, respectively, we performed our annual quantitative and qualitative impairment valuations of our indefinite lived intangibles. Our finite lived intangibles are tested for impairment at least annually or whenever events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. During the years ended December 31, 2015, 2014 and 2013, we recorded no significant impairment charges related to indefinite or finite lived intangible assets.

Note 8.    Other Assets
Other assets included the following (in millions):

	December 31,
	2015	2014
Prepaid expenses	$277	$223
Deposits and other	151	159
Total	$428	$382

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 9.    Transfers of Financial Assets
We have variable interests in the entities associated with our three outstanding securitization transactions (see Note 4, Discontinued Operations, as the related assets of our former vacation ownership business have been reclassified as held for sale for all periods presented). As these securitizations consist of similar, homogenous loans, they have been aggregated for disclosure purposes. We applied the variable interest model and determined we are the primary beneficiary of these variable interest entities (VIEs). In making this determination, we evaluated the activities that significantly impact the economics of the VIEs, including the management of the securitized notes receivable and any related non-performing loans. We are the servicer of the securitized mortgage receivables. We also have the option, subject to certain limitations, to repurchase or replace VOI notes receivable that are in default at their outstanding principal amounts. Such activity totaled $10 million and $16 million during 2015 and 2014, respectively. We have been able to resell the VOIs underlying the VOI notes repurchased or replaced under these provisions without incurring significant losses. We hold the risk of potential loss (or gain), as the last to be paid out by proceeds of the VIEs under the terms of the agreements. As such, we hold both the power to direct the activities of the VIEs and obligation to absorb the losses (or benefits) from the VIEs.
The securitization agreements are without recourse to us, except for breaches of representations and warranties. We have the right to fund defaults at our option, subject to certain limitations, and we intend to do so until the debt is extinguished to maintain the credit rating of the underlying notes.
Upon transfer of VOI notes receivable to the VIEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the VIE creditors. The VIEs utilize trusts which have ownership of cash balances that also have restrictions, the amounts of which were reported in restricted cash prior to being reclassified to current assets held for sale. Our interest in trust assets are subordinate to the interests of third-party investors and, as such, may not be realized by us if needed to absorb deficiencies in cash flows that are allocated to the investors in the trusts’ debt (see Note 15). We are contractually obligated to receive the excess cash flows (spread between the collections on the notes and third party obligations defined in the securitization agreements) from the VIEs. Such activity totaled $29 million, $38 million, and $51 million during 2015, 2014, and 2013, respectively, and was classified in cash and cash equivalents prior to being reclassified to current assets held for sale.
During the year ended December 31, 2015, we terminated the securitization originally completed in 2009 (the 2009 Securitization), including pay down of all principal and interest due. The termination required a $3 million pay down of debt and resulted in a release of $35 million of previously securitized vacation ownership notes receivable, net to unsecuritized notes receivable.
See Note 10 for disclosures and amounts related to the securitized vacation ownership notes receivable consolidated on our balance sheets as of December 31, 2015 and 2014.

Note 10.    Vacation Ownership Notes Receivable
Notes receivable (net of reserves) related to our vacation ownership loans (see Note 4, Discontinued Operations, as the related assets of our former vacation ownership business have been reclassified to held for sale for all periods presented) consist of the following (in millions):

	December 31,
	2015	2014
Vacation ownership loans - securitized	$173	$274
Vacation ownership loans - unsecuritized	443	331
	616	605
Less: current portion
Vacation ownership loans - securitized	(32)	(47)
Vacation ownership loans - unsecuritized	(41)	(36)
	$543	$522

Prior to being reclassified, we included the current and long-term maturities of unsecuritized VOI notes receivable in accounts receivable and other assets, respectively, in our consolidated balance sheets.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Prior to being reclassified, we recorded interest income associated with VOI notes in our vacation ownership and residential sales and services line item in our consolidated statements of income. Interest income related to our VOI notes receivable was as follows (in millions):

	Year Ended December 31,
	2015	2014	2013
Vacation ownership loans - securitized	$31	$45	$63
Vacation ownership loans - unsecuritized	51	38	21
	$82	$83	$84

The following tables present future maturities of gross VOI notes receivable (in millions) and interest rates:

	Securitized	Unsecuritized	Total
2016	$35	$48	$83
2017	34	47	81
2018	30	47	77
2019	27	48	75
2020	24	50	74
Thereafter	38	280	318
Balance at December 31, 2015	$188	$520	$708
Weighted average interest rates at December 31, 2015	13.20%	12.92%	12.98%
Range of interest rates	6.0 to 17.0%	5.0 to 17.0%	5.0 to 17.0%

For the vacation ownership and residential segment, we record an estimate of expected uncollectibility on our VOI notes receivable as a reduction of revenue at the time we recognize profit on a timeshare sale. We hold large amounts of homogeneous VOI notes receivable and therefore, assess uncollectibility based on pools of receivables. In estimating loss reserves, we use a technique referred to as static pool analysis, which tracks uncollectible notes for each year’s sales over the life of the respective notes and projects an estimated default rate that is used in the determination of our loan loss reserve requirements. As of December 31, 2015 and 2014, the average estimated default rate for our pools of receivables was 9.1% and 9.2%, respectively.
The activity and balances for our loan loss reserve were as follows (in millions):

	Securitized	Unsecuritized	Total
Balance at December 31, 2012	$73	$48	$121
Provisions for loan losses	(10)	21	11
Write-offs	—	(29)	(29)
Other	(20)	20	—
Balance at December 31, 2013	43	60	103
Provisions for loan losses	(2)	24	22
Write-offs	—	(29)	(29)
Other	(13)	13	—
Balance at December 31, 2014	28	68	96
Provisions for loan losses	(2)	25	23
Write-offs	—	(27)	(27)
Other	(11)	11	—
Balance at December 31, 2015	$15	$77	$92

We use the origination of the notes by brand (Sheraton, Westin, and Other) and the FICO scores of the buyers as the primary credit quality indicators to calculate the loan loss reserve for the vacation ownership notes, as we believe there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired, supplemented by the

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

FICO scores of the buyers. In addition to quantitatively calculating the loan loss reserve based on our static pool analysis, we supplement the process by evaluating certain qualitative data, including the aging of the respective receivables and current default trends by brand and origination year.
Balances of our VOI notes receivable by brand and by FICO score were as follows (in millions):

	As of December 31, 2015
	700+	600-699	<600	No Score	Total
Sheraton	$165	$145	$14	$60	$384
Westin	185	89	5	32	311
Other	7	2	—	4	13
	$357	$236	$19	$96	$708

	As of December 31, 2014
	700+	600-699	<600	No Score	Total
Sheraton	$157	$134	$15	$62	$368
Westin	186	88	6	36	316
Other	9	2	—	6	17
	$352	$224	$21	$104	$701

Given the significance of our pools of VOI notes receivable, a change in the projected default rate can have a significant impact to our loan loss reserve requirements, with a 0.1% change estimated to have an impact of approximately $5 million.
We consider a VOI note receivable delinquent when it is more than 30 days outstanding. Delinquent notes receivable amounted to $46 million and $42 million as of December 31, 2015 and 2014, respectively. All delinquent loans are placed on nonaccrual status, and we do not resume interest accrual until payment is made. We consider loans to be in default upon reaching 120 days outstanding, at which point, we generally commence the repossession process. Uncollectible VOI notes receivable are charged off when title to the unit is returned to us. We generally do not modify vacation ownership notes that become delinquent or upon default.
Past due balances of VOI notes receivable were as follows (in millions):

	Total Receivables	Current	Delinquent
			30-59 Days	60-89 Days	>90 Days	Total
As of December 31, 2015	$708	$662	$12	$7	$27	$46
As of December 31, 2014	$701	$659	$9	$4	$29	$42
Note 11.    Deferred Gains
We defer gains realized in connection with the sale of a property for which we continue to manage through a long-term management agreement and recognize the gains over the initial term of the related agreement (see Note 5). As of December 31, 2015 and 2014, we had total deferred gains of $1,412 million and $1,168 million, respectively, included in accrued expenses and other liabilities in our consolidated balance sheets. Amortization of deferred gains is included in management fees, franchise fees and other income in our consolidated statements of income and totaled approximately $91 million, $86 million and $91 million in 2015, 2014 and 2013, respectively.
Note 12.    Restructuring and Other Special Charges (Credits), Net
Restructuring and other special charges (credits), net were $72 million, $(2) million and $3 million for the years ended December 31, 2015, 2014 and 2013, respectively. These net charges (credits) are not recorded in our reportable segment earnings.
During the year ended December 31, 2015, we recorded $28 million in net restructuring charges and $44 million of other special charges. The restructuring charges are primarily related to costs associated with our previously announced cost savings initiatives. Other special charges primarily consist of $20 million of costs primarily associated with professional fees related to our strategic alternatives review which culminated in our merger with Marriott International, Inc. (Marriott) (see Note 28), $11 million of charges associated with

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

the departures of our prior President and Chief Executive Officer and our interim Chief Executive Officer, a $6 million charge for technology related costs and expenses that we no longer deem recoverable and the establishment of $6 million of reserves related to potential liabilities assumed in connection with the Le Méridien acquisition (see Note 24).
During the year ended December 31, 2014, we reversed a $3 million reserve related to a note receivable associated with a previous disposition, as the entire balance was collected during 2014.
During the year ended December 31, 2013, we decided to absorb certain technology related costs and expenses that we previously intended to collect from our managed and franchised properties. As a result, we recorded a $19 million charge, representing the costs and expenses incurred through the end of 2013 that are no longer intended to be recovered. The year ended December 31, 2013 also included approximately $5 million in severance costs related to a leased hotel that we exited during 2014. These charges were partially offset by a favorable adjustment to a legal reserve of approximately $22 million related to a 2013 judgment and settlement, legal fees and expenses in regards to a long standing litigation.
As of December 31, 2015, we had remaining restructuring accruals of $10 million, of which $4 million has been reclassified to liabilities held for sale, $4 million is recorded in accrued expenses and the remainder is recorded in other liabilities. As of December 31, 2014, we had remaining restructuring accruals of $15 million, $14 million of which has been reclassified to liabilities held for sale and the remainder is recorded in accrued expenses. The following table summarizes activity in the restructuring related accruals during the year ended December 31, 2015 (in millions):

	December 31,	Expenses/	Payments	Non-Cash	December 31,
	2014	Reversals		Other	2015
Severance costs related to cost savings initiatives	$—	$16	$(14)	$—	$2
Impairments	—	6	—	(6)	—
Vacation ownership exit cost from ceased projects	14	(8)	(1)	(1)	4
Other	1	6	(3)	—	4
Total	$15	$20	$(18)	$(7)	$10

Note 13.    Income Taxes
Income tax data from our continuing operations is as follows (in millions):

	Year Ended December 31,
	2015	2014	2013
Pretax income
U.S.	$211	$248	$317
Foreign	324	400	381
	$535	$648	$698
Provision (benefit) for income tax
Current:
U.S. federal	$57	$34	$53
State and local	—	10	2
Foreign	91	87	100
	148	131	155
Deferred:
U.S. federal	(1)	(3)	41
State and local	—	15	9
Foreign	4	(60)	(8)
	3	(48)	42
	$151	$83	$197

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Income tax data from our discontinued operations is as follows (in millions):

	Year Ended December 31,
	2015	2014	2013
Pretax income
U.S.	$58	$135	$145
Foreign	76	(16)	(14)
	$134	$119	$131
Provision (benefit) for income tax
U.S.	$29	$58	$(11)
Foreign	—	(7)	8
	$29	$51	$(3)

As discussed in Note 4, we have reclassified the financial results of the Vistana Vacation Ownership Business and costs associated with the Transactions to discontinued operations in our consolidated statements of income for all periods presented. The table presented above reflects the tax provision associated with these operations. In addition, the 2013 tax benefit includes a $69 million benefit that was the result of the reversal of state income tax and interest reserves associated with an uncertain tax position, which was related to a previous disposition. The applicable statute of limitation for this tax position lapsed during 2013.
The 2015 effective tax rate for discontinued operations varies from the expected tax at U.S. statutory rate primarily due to a tax expense of $18 million related to changes in uncertain tax positions, offset by a tax benefit of $38 million for changes in valuation allowance. The 2014 effective tax rate for discontinued operations varies from the expected tax at U.S. statutory rate primarily due to a tax expense of $5 million related to changes in uncertain tax positions. The 2013 effective tax rate for discontinued operations varies from the expected tax at U.S. statutory rate primarily due to a tax benefit of $69 million related to changes in uncertain tax positions, partially offset by a tax expense of $11 million for changes in valuation allowance.
Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities plus carryforward items. The composition of net deferred tax balances were as follows (in millions):

	December 31,
	2015	2014
Current deferred tax assets	$—	$173
Long-term deferred tax assets (2)	714	571
Current deferred tax liabilities (1)	—	(12)
Long-term deferred tax liabilities (2)	(32)	(37)
Deferred taxes classified as held for sale	31	50
Deferred income taxes	$713	$745

(1)	Included in the accrued taxes and other line item in the consolidated balance sheets.

(2)
As of December 31, 2015, our balance sheet includes the effects of the adoption of ASU No. 2015-17, “Income Taxes (Topic 740) Balance Sheet Classification of Deferred Taxes,” requiring all deferred tax assets and liabilities be classified as non-current. We adopted this ASU on a prospective basis on December 31, 2015.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

The tax effect of the temporary differences and carryforward items that give rise to deferred tax assets (liabilities) were as follows (in millions):

	December 31,
	2015	2014
Plant, property and equipment	$(83)	$(52)
Intangibles	(41)	(51)
Inventories	51	61
Deferred gains	469	396
Investments	61	141
Receivables (net of reserves)	(32)	(30)
Accrued expenses and other reserves	139	117
Employee benefits	76	67
Net operating loss, capital loss and tax credit carryforwards	208	269
Other	103	107
	951	1,025
Less valuation allowance	(238)	(280)
Deferred income taxes	$713	$745

In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carry back and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies. Considering the factors, a possibility exists that we may release a portion of the valuation allowance against some deferred tax assets in the next twelve months in the event of sustainable earnings or the identification of a prudent and feasible tax planning strategy.
At December 31, 2015, we had gross federal net operating loss carryforwards of $6 million which are subject to certain limitations and have varying expiration dates extending through 2030, the earliest of which will begin to expire in 2026. It is more likely than not that substantially all of these attributes will be realized prior to expiration.
At December 31, 2015, we had gross state net operating loss carryforwards of approximately $1.2 billion, which have varying expiration dates extending through 2035, the earliest of which will begin to expire in 2016. We also had state tax credit carryforwards of $22 million of which $4 million are indefinite and $18 million will fully expire by 2026. We have established a valuation allowance against a portion of these attributes as it is more likely than not that they will not be fully realized due to a lack of sustainable earnings in separate state filings. These carryforwards include gross state net operating losses of $55 million and indefinite state tax credits of $4 million related to the Vistana Vacation Ownership Business, which are fully offset with a valuation allowance.
At December 31, 2015, we had foreign net operating losses, capital losses and other attributes, which are indefinite or have varying expiration dates extending through 2026, of approximately $393 million, $14 million and $8 million, respectively. These carryforwards primarily relate to certain operations in Latin America and Europe and we have established a valuation allowance against the majority of these attributes as it is more likely than not that these attributes will not be realized prior to expiration. These carryforwards include foreign net operating losses of $91 million related to the Vistana Vacation Ownership Business, the majority of which are fully offset by a valuation allowance.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

A reconciliation of our continuing operations tax provision at the U.S. statutory rate to the provision for income tax as reported is as follows (in millions):

	Year Ended December 31,
	2015	2014	2013
Tax provision at U.S. statutory rate	$187	$227	$244
U.S. state and local income taxes	6	12	14
Net U.S. tax on foreign earnings	—	—	5
Foreign tax rate differential	(76)	(89)	(91)
Foreign withholding tax (net of foreign tax credits)	8	16	17
Change in permanent reinvestment assertion on certain foreign earnings	(10)	(25)	—
Change in tax law	7	2	(31)
Change in asset basis	—	—	(2)
Change in uncertain tax positions	17	44	20
Tax settlements	—	(51)	—
Tax/(benefits) on asset dispositions	—	(44)	(7)
Change in valuation allowances	7	(8)	37
Other	5	(1)	(9)
Provision for income tax	$151	$83	$197

The foreign tax rate differential includes the impact of U.S. and foreign statutory rate differences as well as tax incentives and tax-exempt income from operations in certain foreign jurisdictions. Tax rate incentives in Singapore and tax-exempt income earned from certain of our operations in Luxembourg accounted for $70 million, $81 million and $74 million of the 2015, 2014 and 2013 foreign tax rate differential benefit, respectively, presented in the table above. Pre-tax income in Singapore and Luxembourg accounted for $239 million, $269 million and $244 million of 2015, 2014 and 2013 pre-tax income, respectively. We view the tax rate incentives and tax-exempt income to be equivalent to a reduction of the statutory tax rates in these jurisdictions, and therefore, have included the impact of these items in the foreign tax rate differential line above.
During the year ended December 31, 2014, we entered into a plan to undertake certain internal legal entity restructurings to better align our operations with our global footprint. As a result, we had a change in the indefinite reinvestment assertion regarding undistributed foreign earnings and profits at certain foreign subsidiaries and we recognized a $25 million tax benefit, including the impacts of foreign tax credits. During the year ended December 31, 2015, we recorded a true-up of a $6 million tax expense.
In addition, during the fourth quarter of the year ended December 31, 2015, we received all necessary internal and external approvals to execute a taxable deemed liquidation of one of our controlled foreign corporations for U.S. federal income tax purposes. Due to the change in judgment regarding the indefinite reinvestment assertion for the excess of tax over book basis difference in this investment, we recognized a $14 million tax benefit partially offset by a $7 million valuation allowance against the portion of the capital loss that is more likely than not unrealizable in the carryover period due to insufficient income of the appropriate character.
No U.S. income taxes have been provided on filing basis undistributed foreign earnings and profits of $3.6 billion as of December 31, 2015. We consider these earnings to be indefinitely reinvested and plan to use the earnings to fund overseas operations and working capital needs as well as facilitate overseas growth including, but not limited to, investments in new hotel contracts, capital expenditures at owned hotels, and acquisitions intended to further our global growth strategy. At each reporting period, we assess our position with regard to undistributed foreign earnings of our subsidiaries. To the extent that earnings can no longer be indefinitely reinvested, we will accrue the tax impact, if any, attributable to those earnings, including the impact of foreign tax credits, at such time. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable. The flexibility inherent in the U.S. Internal Revenue Code may also permit the ultimate distribution to be tax-free depending on the nature of the distribution.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

During the year ended December 31, 2013, we recorded a $31 million tax benefit for changes in tax law primarily related to Mexico. On December 11, 2013, Mexican federal income tax law changes were enacted eliminating the statutory income tax rate reduction scheduled to start in 2014, and leaving the current 30% statutory income tax rate in effect for future years. Additionally, the Entrepreneurial Tax of Unique Rate (IETU or Flat Tax) has been repealed as of January 1, 2014. We have revalued our deferred income tax assets and liabilities using the rates expected to be in effect when the underlying temporary differences are expected to reverse. The tax benefit associated with this law change was primarily driven by entities related to the Vistana Vacation Ownership Business.
During the year ended December 31, 2015, we increased the net valuation allowance by $7 million through continuing operations and reduced the net valuation allowance by $38 million through discontinued operations. The reduction through discontinued operations is primarily related to the write off of certain tax attributes in Mexico, as a result of internal legal entity restructurings, and due to the U.S. Virgin Islands, as a result of an uncertain tax position. These tax attributes were fully reserved with a valuation allowance prior to the write off.
During the year ended December 31, 2015, the Protecting Americans from Tax Hikes Act of 2015 was signed into law which extended certain business tax provisions, including IRC section 954(c)(6) dealing with the application of Subpart F to certain inter-company payments among controlled foreign corporations. The expiration of section 954(c)(6), which was extended through December 31, 2020, and the other expired provisions could have a material impact on our consolidated results of operations subsequent to 2020.
As we pursue opportunities to sell hotels, we continually assess our tax positions, indefinite reinvestment assertions, and our ability to realize deferred tax assets to identify if changes in recognition are required.
In addition, we continually evaluate initiatives to better align our tax and legal entity structure with the footprint of our non-U.S. operations and recognize the tax impact of these initiatives, including changes in assessment of our uncertain tax positions, indefinite reinvestment assertions and realizability of deferred tax assets in the period when we believe all necessary internal and external approvals associated with such initiatives have been obtained, or when the initiatives are materially complete, whichever occurs earliest.
As of December 31, 2015, we had approximately $326 million of total unrecognized tax benefits, of which $97 million would affect our effective tax rate if recognized. A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in millions):

	Year Ended December 31,
	2015	2014	2013
Beginning of year	$240	$261	$258
Additions based on tax positions related to the current year	69	37	21
Additions for tax positions of prior years	32	26	40
Settlements with tax authorities	(1)	(81)	—
Reductions for tax positions in prior years	(14)	(3)	(19)
Reductions due to the lapse of applicable statutes of limitations	—	—	(39)
End of year	$326	$240	$261

During the year ended December 31, 2014, we resolved a previous dispute related to foreign operating losses, which resulted in a tax benefit of $52 million. The tax benefit included the recognition of a previously unrecognized tax benefit of $21 million, the $2 million reversal of interest accruals, net of tax, and the recognition of a $29 million deferred tax asset relating to net operating losses.
Unrecognized tax benefits are subject to change over the next twelve months primarily as a result of the expiration of certain statutes of limitations and as audits are settled. It is reasonably possible that approximately $12 million of our unrecognized tax benefits as of December 31, 2015 will reverse within the next twelve months, the majority of which will impact the effective tax rate.
We recognize interest and penalties related to unrecognized tax benefits through income tax expense. We had $19 million and $16 million accrued for the payment of interest as of December 31, 2015 and December 31, 2014, respectively. We had $3 million and $7 million accrued for the payment of penalties as of December 31, 2015 and December 31, 2014, respectively. We are subject to taxation in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. As of December 31, 2015, we are no longer subject to examination by U.S. federal taxing authorities for years prior to 2007 and to examination by any U.S. state taxing authority prior to 2006.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

All subsequent periods remain eligible for examination. In the significant foreign jurisdictions in which we operate, we are no longer subject to examination by the relevant taxing authorities for any years prior to 2009.
We are under regular audit by the Internal Revenue Service (IRS). We have received certain Notices of Proposed Adjustment from the IRS for years 2007 through 2009; however, we disagree with the IRS on certain of these adjustments and have filed a formal appeals protest to dispute them. We intend to vigorously contest these adjustments, including pursuing litigation, if necessary. If upheld or settled, these unagreed adjustments could result in a significant cash tax and interest payment. More than half of this amount would not affect the effective tax rate due to the timing nature of certain issues.

Note 14.    Debt
Long-term debt and short-term borrowings consisted of the following (in millions):

	December 31, 2015	December 31, 2014
Senior Credit Facility:
Revolving Credit Facility, maturing 2020	$—	$5
Senior Notes, interest at 7.375%, matured 2015	—	294
Senior Notes, interest at 6.75%, maturing 2018	372	371
Senior Notes, interest at 7.15%, maturing 2019	209	208
Senior Notes, interest at 3.125%, maturing 2023	346	346
Senior Notes, interest at 3.75%, maturing 2025	344	343
Senior Notes, interest at 4.50%, maturing 2034	289	288
Capital lease obligations	168	155
Commercial paper, weighted average interest at 0.509% at December 31, 2015	408	634
Mortgages and other, interest rates ranging from non-interest bearing to 3.65%, various maturities	40	39
	2,176	2,683
Less current maturities	(32)	(297)
Long-term debt	$2,144	$2,386

Aggregate debt maturities for each of the years ending December 31 are as follows (in millions):

2016	$32
2017	8
2018	378
2019	215
2020	414
Thereafter	1,129
$2,176

We maintain lines of credit under which bank loans and other short-term debt can be drawn on. In addition, smaller credit lines are maintained by our foreign subsidiaries. We had approximately $1.34 billion of available borrowing capacity under our domestic and foreign lines of credit as of December 31, 2015. The short-term borrowings under these lines of credit at December 31, 2015 and 2014 were de minimis. During 2014, we entered into the Fourth Amendment to our $1.75 billion Revolving Credit facility (the Facility). The amendment extended the maturity of the Facility by two years to February 2020. The Facility, when drawn upon, has an applicable margin, inclusive of a commitment fee, of 1.20%, plus the applicable currency LIBOR rate. We paid fees of approximately $2 million in connection with this amendment and capitalized these costs as deferred financing costs. Additionally, in connection with this amendment, we recorded a net charge of approximately $1 million in the loss on early extinguishment of debt, net line item to write-off certain existing deferred financing costs.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

During the year ended December 31, 2015, our 7.375% Senior Notes, which had a principal amount of approximately $294 million, matured. We paid approximately $305 million to settle all outstanding principal and interest due.
During the year ended December 31, 2014, we entered into a master lease arrangement to lease the entire buildings and land where we are headquartered in Stamford, Connecticut. The term of the lease is 20 years, with two five-year extensions at our option. We have fixed annual payments of approximately $10 million, which escalate at 3% per year. As a result of this transaction, as of December 31, 2014, we recorded a capital lease obligation of approximately $153 million.
During the year ended December 31, 2014, we established a Commercial Paper Program (Commercial Paper), which gives us the ability to issue up to $1.75 billion of short-term unsecured notes. We reserve unused capacity under the Facility to repay outstanding Commercial Paper borrowings in the event that the commercial paper market is not available to us for any reason when outstanding borrowings mature. While any outstanding Commercial Paper and Facility borrowings generally have short-term maturities, we classify the outstanding borrowings as long-term based on our ability and intent to refinance the outstanding borrowings on a long-term basis.
Also, during the year ended December 31, 2014, we completed a public offering of $350 million in aggregate principal amount of Senior Notes due 2025 (the 2025 Notes) and $300 million in aggregate principal amount of Senior Notes due 2034 (the 2034 Notes). The 2025 Notes and 2034 Notes are direct, unsecured obligations and rank equally with all of our existing and future unsecured and unsubordinated obligations. The 2025 Notes bear interest at a fixed rate of 3.75% per annum and mature on March 15, 2025. The 2034 Notes bear interest at a fixed rate of 4.50% per annum and mature on October 1, 2034. We pay interest on the 2025 Notes on March 15 and September 15 each year until maturity. We pay interest on the 2034 Notes on April 1 and October 1 each year until maturity. We used the net proceeds for general corporate purposes, which included the repayment of Commercial Paper, repurchases of our common stock and the payment of previously announced regular and special dividends to our stockholders.
We may redeem all or a portion of the 2025 Notes at our option at any time prior to December 15, 2024 at the make-whole redemption price equal to the greater of (1) 100% of the aggregate principal amount of the 2025 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date; and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2025 Notes being redeemed (exclusive of any interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the supplemental indenture relating to the 2025 Notes) plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date. At any time on or after December 15, 2024, we may redeem all or a portion of the 2025 Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.
We may redeem all or a portion of the 2034 Notes at our option at any time prior to April 1, 2034 at the make-whole redemption price equal to the greater of (1) 100% of the aggregate principal amount of the 2034 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date; and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2034 Notes being redeemed (exclusive of any interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the supplemental indenture relating to the 2034 Notes) plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date. At any time on or after April 1, 2034, we may redeem all or a portion of the 2034 Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.
We are subject to certain restrictive debt covenants under our short-term borrowing and long-term debt obligations including a financial maintenance covenant, limitations on incurring additional debt, restrictions on liens, limitations on ability to pay dividends, escrow account funding requirements for debt service, capital expenditures, tax payments and insurance premiums, among other restrictions. We were in compliance with all of the short-term and long-term debt covenants at December 31, 2015.
During the year ended December 31, 2014, we entered into one interest rate swaps with a total notional amount of $50 million. Under this swap, we pay floating and receive a fixed interest rate (see Note 21).

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 15.    Securitized Vacation Ownership Debt
As discussed in Note 9, our VIEs associated with the securitization of our VOI notes receivable are consolidated in our financial statements (see Note 4, Discontinued Operations, as the related liabilities of our former vacation ownership business have been reclassified as held for sale for all periods presented). Long-term and short-term securitized vacation ownership debt consisted of the following (in millions):

	December 31,
	2015	2014
2009 securitization, terminated 2015 (1)	$—	$13
2010 securitization, interest rates ranging from 3.65% to 4.75%, maturing 2021	48	72
2011 securitization, interest rates ranging from 3.67% to 4.82%, maturing 2025	61	80
2012 securitization, interest rates ranging from 2.00% to 2.76%, maturing 2023	62	81
	171	246
Less current maturities	(48)	(73)
Long-term securitized debt	$123	$173

(1)	During the year ended December 31, 2015, we terminated the 2009 Securitization, including pay down of all principal and interest due (see Note 9).
During the years ended December 31, 2015, 2014 and 2013, interest expense associated with securitized vacation ownership debt was $7 million, $11 million and $17 million, respectively.

Note 16.    Other Liabilities
Other liabilities consisted of the following (in millions):

	December 31,
	2015	2014
Deferred gains on asset sales	$1,329	$1,079
SPG point liability (a)	830	721
Deferred revenue	42	34
Benefit plan liabilities	45	53
Deferred rent	27	30
Insurance reserves	47	44
Other	69	65
	$2,389	$2,026

(a)	Includes the actuarially determined liability and certain deferred revenues related to the SPG program.
We defer gains realized in connection with the sale of a property for which we continue to manage through a long-term management agreement and recognize the gains over the initial term of the related agreement (see Note 11).

Note 17.    Employee Benefit Plans
During the year ended December 31, 2015, we recorded net actuarial losses of $5 million (net of tax) related to various employee benefit plans primarily due to changes in the assumed discount rates. These losses were recorded in other comprehensive income. The amortization of net actuarial losses, a component of other comprehensive income, for the year ended December 31, 2015 was a credit of $3 million (net of tax). The actuarial loss included in accumulated other comprehensive (loss) income that is expected to be recognized in net periodic pension cost during the year ended December 31, 2016 is $2 million ($2 million, net of tax).
Defined Benefit and Postretirement Benefit Plans.     We sponsor or previously sponsored numerous funded and unfunded domestic and international pension plans. All defined benefit plans covering U.S. employees are frozen. Certain plans covering non-U.S. employees remain active.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

We also sponsor the Starwood Hotels & Resorts Worldwide, Inc. Retiree Welfare Program. This plan provides health care and life insurance benefits for certain eligible retired employees, and we fund this program on a pay-as-you-go basis.
The following table sets forth the benefit obligation, fair value of plan assets, the funded status and the accumulated benefit obligation of our defined benefit pension and postretirement benefit plans at December 31 (in millions):

	Domestic Pension Benefits		Foreign Pension Benefits		Postretirement Benefits
	2015	2014	2015	2014	2015	2014
Change in Benefit Obligation
Benefit obligation at beginning of year	$24	$21	$242	$216	$18	$18
Service cost	—	—	—	—	—	—
Interest cost	—	1	9	10	1	—
Actuarial loss (gain)	(1)	3	(8)	29	(2)	2
Effect of foreign exchange rates	—	—	(6)	(6)	—	—
Plan participant contributions	—	—	—	—	—	—
Benefits paid	(1)	(1)	(8)	(7)	(2)	(2)
Other	—	—	(2)	—	—	—
Benefit obligation at end of year	$22	$24	$227	$242	$15	$18

	Domestic Pension Benefits		Foreign Pension Benefits		Postretirement Benefits
	2015	2014	2015	2014	2015	2014
Change in Plan Assets
Fair value of plan assets at beginning of year	$—	$—	$268	$235	$—	$—
Actual return on plan assets, net of expenses	—	—	(1)	32	—	—
Employer contribution	1	1	8	15	2	2
Plan participant contributions	—	—	—	—	—	—
Effect of foreign exchange rates	—	—	(7)	(7)	—	—
Benefits paid	(1)	(1)	(8)	(7)	(2)	(2)
Other	—	—	(2)	—	—	—
Fair value of plan assets at end of year	$—	$—	$258	$268	$—	$—
Overfunded (underfunded) funded status	$(22)	$(24)	$31	$26	$(15)	$(18)
Accumulated benefit obligation	$22	$24	$227	$242	n/a	n/a
Plans with Accumulated Benefit Obligations in excess of Plan Assets
Projected benefit obligation	$22	$24	$153	$159	n/a	n/a
Accumulated benefit obligation	$22	$24	$153	$159	n/a	n/a
Fair value of plan assets	$—	$—	$145	$146	n/a	n/a

The net underfunded status of the plans at December 31, 2015 was $6 million, of which $43 million is recorded in other liabilities, $3 million is recorded in accrued expenses and $40 million is recorded in other assets in the accompanying balance sheet.
All domestic pension plans are frozen plans, whereby employees do not accrue additional benefits. Therefore, at December 31, 2015 and 2014, the projected benefit obligation is equal to the accumulated benefit obligation.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

The following table presents the components of net periodic benefit cost for the years ended December 31 (in millions):

	Domestic Pension Benefits			Foreign Pension Benefits			Postretirement Benefits
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Service cost	$—	$—	$—	$—	$—	$—	$—	$—	$—
Interest cost	—	1	1	9	10	8	1	—	1
Expected return on plan assets	—	—	—	(13)	(13)	(12)	—	—	—
Amortization of net actuarial loss	—	—	—	2	1	3	—	—	—
Other	—	—	—	—	—	—	—	—	—
Net periodic benefit (income) cost	$—	$1	$1	$(2)	$(2)	$(1)	$1	$—	$1
The weighted average assumptions used to determine benefit obligations at December 31 were as follows:

	Domestic Pension Benefits		Foreign Pension Benefits		Postretirement Benefits
	2015	2014	2015	2014	2015	2014
Discount rate	4.00%	3.50%	4.06%	3.80%	4.00%	3.75%
Rate of compensation increase	n/a	n/a	3.01%	3.02%	n/a	n/a
For measurement purposes at December 31, 2015, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2016, gradually decreasing to 5% in 2020. A one-percentage point change in assumed health care cost trend rates would have less than a $1 million effect on the postretirement obligation and a nominal impact on the total of service and interest cost components of net periodic benefit cost. The majority of participants in the Foreign Pension Plans are employees of managed hotels, for which we are reimbursed for costs related to their benefits. The impact of these reimbursements is not reflected above. The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31 were as follows:

	Domestic Pension Benefits			Foreign Pension Benefits			Postretirement Benefits
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Discount rate	3.50%	4.26%	3.50%	3.80%	4.63%	4.01%	3.75%	4.25%	3.50%
Rate of compensation increase	n/a	n/a	n/a	3.02%	3.03%	3.03%	n/a	n/a	n/a
Expected return on plan assets	n/a	n/a	n/a	5.03%	5.51%	5.81%	n/a	n/a	n/a
Our investment objectives are to minimize the volatility of the value of the assets and to ensure the assets are sufficient to pay plan benefits. The target asset allocation is 28% debt securities, 28% equity securities and 44% other.
A number of factors were considered in the determination of the expected return on plan assets. These factors included current and expected allocation of plan assets, the investment strategy, historical rates of return and our expectations, as well as investment expert expectations, for investment performance over approximately a ten-year period.
The following table presents our fair value hierarchy of the plan assets measured at fair value on a recurring basis as of December 31, 2015 (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Mutual Funds	$72	$—	$—	$72
Collective Trusts	—	1	100	101
Equity Index Funds	71	—	—	71
Money Markets	1	11	—	12
Bond Index Funds	—	2	—	2
Total	$144	$14	$100	$258

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

The following table presents our fair value hierarchy of the plan assets measured at fair value on a recurring basis as of December 31, 2014 (in millions):

	Level 1	Level 2	Level 3	Total
Assets:
Mutual Funds	$72	$—	$—	$72
Collective Trusts	—	9	—	9
Equity Index Funds	79	—	—	79
Money Markets	2	—	—	2
Bond Index Funds	—	106	—	106
Total	$153	$115	$—	$268
The collective trusts assets include our investment in insurance contracts. The value of the insurance contracts used significant unobservable inputs including plan specific data, in addition to other inputs which include bond interest rates. Therefore, we have classified the contracts as Level 3 investments. Fair value estimates are provided by external parties and are subsequently reviewed and approved by management.
All other assets are valued using quoted market prices in active markets or other observable inputs.
The following table represents our expected pension and postretirement benefit plan payments for the next five years and the five years thereafter (in millions):

	Domestic Pension Benefits	Foreign Pension Benefits	Postretirement Benefits
2016	$2	$16	$1
2017	2	9	1
2018	2	10	1
2019	2	10	1
2020	2	11	1
2021-2025	7	56	5

We expect to contribute $12 million to the plans during 2016. A significant portion of the contributions relate to the Foreign Pension Plans, for which we are reimbursed by our managed hotels.
Defined Contribution Plans.     We sponsor various defined contribution plans, including the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan, which is a “401(k)” plan. The plan allows participation by employees on U.S. payroll who are at least age 21. Each participant may contribute on a pretax basis between 1% and 50% of his or her eligible compensation to the plan subject to certain maximum limits. Eligible employees are automatically enrolled after 90 days (unless they opt out). A company-paid matching contribution is provided to participants who have completed at least one year of service. The amount of expense for matching contributions totaled $16 million in each of 2015, 2014, and 2013. The plan includes our publicly traded common stock as an investment choice. The balances held in Starwood’s stock were $72 million and $82 million at December 31, 2015 and 2014, respectively.
Multi-Employer Pension Plans.     Certain employees are covered by union sponsored multi-employer pension plans pursuant to agreements between us and various unions. Our participation in these plans is outlined in the table below (in millions):

	EIN/ Pension Plan Number	Pension Protection Act Zone Status		Contributions
		2015	2014	2015	2014	2013
New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund	13-1764242/001	Green(a)	Yellow(b)	$4	$4	$4
Other Funds	Various			4	4	4
Total Contributions				$8	$8	$8

a)	As of January 1, 2015

b)	As of January 1, 2014

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Eligible employees at our owned hotels in New York City participate in the New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund. Our contributions are based on a percentage of all union employee wages as dictated by the collective bargaining agreement that expires on June 30, 2026. Our contributions did not exceed 5% of the total contributions to the pension fund in 2015, 2014 or 2013. The pension fund has implemented a funding improvement plan and we have not paid a surcharge.
Multi-Employer Health Plans.     Certain employees are covered by union sponsored multi-employer health plans pursuant to agreements between us and various unions. The plan benefits can include medical, dental and life insurance for eligible participants and retirees. Our contributions to these plans, which were charged to expense during 2015, 2014 and 2013, were approximately $26 million, $24 million and $24 million, respectively.

Note 18.    Leases and Rentals
We lease certain equipment for the operations of our hotels under various lease agreements. The leases extend for varying periods through 2022 and generally are for a fixed amount each month. In addition, our corporate headquarters and several of our hotels are subject to leases of land or building facilities from third parties, which extend for varying periods through 2097 and generally contain fixed and variable components. The variable components of leases of land or building facilities are primarily based on the operating profit or revenues of the related hotels.
Our minimum future rents at December 31, 2015 payable under non-cancelable leases with third parties were as follows (in millions):

Years Ending December 31,	Operating Leases	Capital Leases
2016	$74	$13
2017	71	13
2018	66	13
2019	64	14
2020	62	14
Thereafter	729	206
Total minimum lease payments	$1,066	$273
Less amount representing interest		(104)
Present value of minimum lease payments		$169

Rent expense under non-cancelable operating leases consisted of the following (in millions):

	Year Ended December 31,
	2015	2014	2013
Minimum rent	$80	$98	$105
Contingent rent	15	12	11
Sublease rent	(2)	(4)	(4)
	$93	$106	$112

Note 19.    Stockholders’ Equity
Share Repurchases.     During the years ended December 31, 2015 and 2014, our Board of Directors authorized increases of $750 million and $1.1 billion, respectively, to our share repurchase program. During the year ended December 31, 2015, we repurchased 4.7 million common shares at a weighted average price of $78.39 for a total cost of approximately $371 million. During the year ended December 31, 2014, we repurchased approximately 20.3 million common shares at a weighted average price of $80.45 for a total cost of approximately $1,636 million. As of December 31, 2015, $458 million remained available under the share repurchase authorization.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Dividends.     During the year ended December 31, 2015, we paid approximately $255 million of dividends, or $1.50 per share. During the year ended December 31, 2014, we paid approximately $735 million of dividends, or $4.00 per share consisting of regular quarterly dividends totaling $1.40 per share and special quarterly dividends totaling $2.60 per share.
SLC Operating Limited Partnership Units.     Units of SLC Operating Limited Partnership, our consolidated subsidiary, are convertible into Corporation Shares at the unit holders’ option, provided that we have the unilateral option to settle conversion demands in cash or Corporation Shares. During the year ended December 31, 2015, we redeemed approximately 54,000 of these units for approximately $4 million in cash.

Note 20.    Stock-Based Compensation
In 2013, we adopted the 2013 Long-Term Incentive Compensation Plan (the 2013 LTIP), which superseded the 2004 Long-Term Incentive Compensation Plan (the 2004 LTIP). The 2013 LTIP authorizes the Compensation Committee of the Board of Directors to provide equity-based compensation in the form of stock options, stock appreciation rights, unrestricted stock, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards for the purpose of providing our officers and other employees, and those of our subsidiaries, and non-employees who perform employee functions incentives and rewards for performance. Although no additional awards will be granted under the 2004 LTIP, the provisions under the previous plan will continue to govern awards that have been granted and remain outstanding under that plan. No awards may be granted under the 2013 LTIP after the tenth anniversary of the date on which the stockholders approved the 2013 LTIP. However, awards outstanding under the 2013 LTIP will continue to be governed by the 2013 LTIP until all awards granted prior to that date are no longer outstanding. The aggregate number of new shares available to be granted under the 2013 LTIP at December 31, 2015 was approximately 10.3 million.
A target number of contingent performance shares were awarded to certain executives in February 2015. Vesting of the performance shares is dependent upon a market condition and three years of continuous service beginning at date of grant, subject to a prorated adjustment for employees who are terminated under certain circumstances or who retire. The market condition is based on our total stockholder return relative to the total stockholder return of a specified group of peer companies at the end of a three-calendar-year performance period beginning January 1, 2015 and ending December 31, 2017. The number of performance shares earned is determined based on our percentile ranking among these companies. The performance shares are entitled to any dividends made during the performance period in the same proportion as the number of performance shares that vest. Dividends will be paid at the end of the service period.
We classified the performance shares as a share-based equity award, and as such, compensation expense related to these shares is based on the grant-date fair value, which will be recognized ratably over the requisite service period. We determined the fair value of the performance shares using a Monte Carlo simulation valuation model. The Monte Carlo simulation estimates the fair value of our performance awards primarily based on the terms associated with the grant and public information that is readily available. The underlying principles in the Monte Carlo simulation are that publicly traded stocks are fairly priced and the future returns of a stock may be estimated primarily by the stock’s assumed volatility. During the years ended December 31, 2015 and 2014, we granted approximately 124,000 and 177,000 performance shares, respectively, with grant date fair values of $90.03 and $103.65 per share, respectively, under the 2013 LTIP. During the years ended December 31, 2015 and 2014, approximately 67,000 and 39,000 performance shares, respectively, were forfeited with a weighted average fair value of $94.86 and $89.86 per share, respectively. As of December 31, 2015, 358,000 performance shares remained outstanding with a weighted average fair value of $90.24 per share and a remaining life of 1 year. As of December 31, 2014, 302,000 performance shares remained outstanding.
Compensation expense, including the impact of reimbursements during 2015, 2014 and 2013 was approximately $56 million, $52 million and $54 million, respectively, resulting in tax benefits of $22 million, $20 million and $21 million, respectively. As of December 31, 2015, there was approximately $58 million of unrecognized compensation cost, net of estimated forfeitures, including the impact of reimbursement from third parties, which is expected to be recognized over a weighted-average period of 1.4 years on a straight-line basis.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

In 2015, 2014, and 2013, we did not grant any stock options. In 2012, we utilized the Lattice model to calculate the fair value of option grants. The weighted average assumptions used to determine the fair value of option grants were as follows:

Year Ended December 31, 2012
Dividend yield	1.25%
Volatility:
Near term	37.0%
Long term	46.0%
Expected life	6 yrs.
Yield curve:
6 month	0.14%
1 year	0.18%
3 year	0.41%
5 year	0.84%
10 year	1.94%

The dividend yield was estimated based on the expected annualized dividend payment and the average expected price of our common shares during the same periods.
The estimated volatility was based on a combination of historical share price volatility as well as implied volatility based on market analysis. The historical share price volatility was measured over an 8-year period, which is equal to the contractual term of the options.
The expected life represents the period that our stock-based awards are expected to be outstanding and was determined based on an actuarial calculation using historical experience, giving consideration to the contractual terms of the stock-based awards and vesting schedules.
The yield curve (risk-free interest rate) was based on the implied zero-coupon yield from the U.S. Treasury yield curve over the expected term of the option.
The following table summarizes our stock option activity during 2015:

	Options (In Millions)	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2014	$0.5	$48.41
Granted	—	n/a
Exercised	(0.3)	50.78
Forfeited, Canceled or Expired	—	n/a
Outstanding at December 31, 2015	0.2	$44.89
Exercisable at December 31, 2015	0.2	$42.89
As of December 31, 2014, we had non-vested options totaling 0.1 million, with a weighted average grant date fair value of $19.52. During the year ended December 31, 2015, 0.1 million options vested with a weighted average grant date fair value of $19.94.
The service period for options is typically four years. The total intrinsic value of options exercised during 2015, 2014 and 2013 was approximately $8 million, $18 million and $104 million, respectively, resulting in tax benefits of approximately $3 million, $7 million and $32 million, respectively.
The aggregate intrinsic value of outstanding options as of December 31, 2015 was $6 million. The aggregate intrinsic value of exercisable options as of December 31, 2015 was $5 million. The weighted-average contractual life was 2.6 years for outstanding options and 2.3 years for exercisable options as of December 31, 2015.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

We recognize compensation expense, equal to the fair market value of the stock on the date of grant for restricted stock and unit grants, over the service period. During 2015, we granted approximately 1,000,000 shares of restricted stock and restricted stock units that had a weighted average grant date fair value of $79.55 per share or unit under the 2013 LTIP. The weighted-average fair value per restricted stock or unit granted during 2014 and 2013 was $81.75 and $60.38, respectively. The service period is typically three years. The fair value of restricted stock and units for which the restrictions lapsed during 2015, 2014 and 2013 was approximately $104 million, $91 million and $103 million, respectively.
The following table summarizes our restricted stock and units activity during 2015:

	Number of Restricted Stock and Units (In Millions)	Weighted Average Grant Date Value Per Share
Outstanding at December 31, 2014	2.6	$65.28
Granted	1.0	79.55
Lapse of restrictions	(1.3)	63.11
Forfeited or canceled	(0.2)	72.75
Outstanding at December 31, 2015	2.1	$72.79
2002 Employee Stock Purchase Plan
In April 2002, the Board of Directors adopted (and in May 2002 the stockholders approved) our 2002 Employee Stock Purchase Plan (the ESPP) to provide our employees with an opportunity to purchase shares through payroll deductions and we reserved approximately 12.0 million shares for issuance under the ESPP. The ESPP commenced in October 2002.
All full-time employees who have completed 30 days of continuous service and who are employed by us on U.S. payrolls are eligible to participate in the ESPP. Eligible employees may contribute up to 20% of their total cash compensation to the ESPP. Amounts withheld are applied at the end of every three-month accumulation period to purchase shares. The value of the shares (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. The purchase price to employees is equal to 95% of the fair market value of shares at the end of each period. Participants may withdraw their contributions at any time before shares are purchased.
Approximately 0.1 million shares were issued under the ESPP during the year ended December 31, 2015 at purchase prices ranging from $67.90 to $78.62. Approximately 0.1 million shares were issued under the ESPP during the year ended December 31, 2014 at purchase prices ranging from $75.05 to $80.31.

Note 21.    Derivative Financial Instruments
We enter into forward contracts to manage foreign exchange risk based on market conditions and to hedge certain forecasted transactions. These forward contracts have been designated and qualify as cash flow hedges, and their change in fair value is recorded as a component of other comprehensive income and reclassified into earnings in the same period or periods in which the forecasted transaction occurs. To qualify as a hedge, we need to formally document, designate and assess the effectiveness of the transactions that receive hedge accounting. The notional dollar amount of the outstanding Euro forward contracts at December 31, 2015 was $24 million, with average exchange rates of 1.15 and with terms of less than one year. We review the effectiveness of our hedging instruments on a quarterly basis and record any ineffectiveness into earnings. We discontinue hedge accounting for any hedge that is no longer evaluated to be highly effective. From time to time, we may choose to de-designate portions of hedges when changes in estimates of forecasted transactions occur. For the year ended December 31, 2015, each of these hedges was highly effective in offsetting fluctuations in foreign currencies. An insignificant amount of gain due to ineffectiveness was recorded in the consolidated statements of income during 2015.
We also enter into forward contracts to manage foreign exchange risk on intercompany loans that are not deemed long-term investment nature. These forward contracts are not designated as hedges, and their change in fair value is recorded in our consolidated statements of income during each reporting period. The notional dollar amount of these outstanding forward contracts at December 31, 2015 was $860 million, with terms of primarily less than one year. These forward contracts provide an economic hedge, as they largely offset foreign currency exposures on intercompany loans.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

We enter into interest rate swap agreements to manage interest expense. The swaps qualify as fair value swaps and modify our interest rate exposure by effectively converting debt with a fixed rate to a floating rate. Our objective is to manage the impact of interest rates on the results of operations, cash flows and the market value of our debt. At December 31, 2015, we had five interest rate swap agreements with an aggregate notional amount of $250 million under which we pay floating rates and receive fixed rates of interest (Fair Value Swaps). The Fair Value Swaps hedge the change in fair value of certain fixed rate debt related to fluctuations in interest rates and mature in 2018 and 2019. These interest rate swaps have been designated and qualify as fair value hedges and have met the requirements to assume zero ineffectiveness.
The counterparties to our derivative financial instruments are major financial institutions. We evaluate the credit ratings of the financial institutions and believe that credit risk is at an acceptable level.
The following tables summarize the fair values of our derivative instruments (in millions):

	December 31, 2015		December 31, 2014
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Asset Derivatives
Interest rate swaps	Other assets	$4	Other assets	$4
Forward contracts	Prepaid expenses and other	1	Prepaid expenses and other	1
Total assets		$5		$5

	December 31, 2015		December 31, 2014
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Asset Derivatives
Forward contracts	Prepaid expenses and other	$9	Prepaid expenses and other	$9
Liability Derivatives
Forward contracts	Accrued expenses	$1	Accrued expenses	$20

The following table presents the effect of our derivatives on our Consolidated Statements of Income (in millions):

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Amount of Gain (Loss) Recognized in Income on Derivative
			Year Ended December 31,
		2015	2014	2013
Foreign forward exchange contracts	Interest expense, net	$(21)	$(2)	$14

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 22.    Comprehensive Income
The following table presents the changes in accumulated other comprehensive income by component for the year ended December 31, 2015 (in millions):

	For the Year Ended December 31, 2015 (a)
	Cash Flow Hedges	Net Investment Hedges	Defined Benefit Pension and Postretirement Benefit Plans	Foreign Currency Translation Adjustments	Total
Balance at December 31, 2014	$2	$1	$(77)	$(434)	$(508)
Other comprehensive income (loss) before reclassifications	4	(1)	(3)	(156)	(156)
Amounts reclassified from accumulated other comprehensive income (loss)	(4)	—	3	—	(1)
Total before tax	—	(1)	—	(156)	(157)
Tax (expense) benefit	(1)	—	(2)	—	(3)
Net current year other comprehensive income (loss)	(1)	(1)	(2)	(156)	(160)
Balance at December 31, 2015	$1	$—	$(79)	$(590)	$(668)

(a)	Amounts in parentheses indicate debits.
During the year ended December 31, 2015, gains included in accumulated other comprehensive loss related to intra-entity foreign currency transactions that are of a long-term investment nature amounted to $64 million compared to gains of $87 million for the year ended December 31, 2014.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

The following table presents the components of our other comprehensive income (loss) and related tax effects for the years ended December 31, 2015, 2014 and 2013 (in millions):

	For the Year Ended December 31, (a)
	2015			2014			2013
	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount
Cash flow hedges:
Gains (losses) arising during period	$4	$(1)	$3	$3	$—	$3	$—	$—	$—
Amounts reclassified from accumulated other comprehensive income (b)	(4)	—	(4)	(1)	—	(1)	1	—	1
Net gains (losses) on cash flow hedges	—	(1)	(1)	2	—	2	1	—	1
Net investment hedges:
Gains (losses) arising during period	$(1)	$—	$(1)	$1	$—	$1	$—	$—	$—
Amounts reclassified from accumulated other comprehensive income	—	—	—	—	—	—	—	—	—
Net gains (losses) on net investment hedges	(1)	—	(1)	1	—	1	—	—	—
Defined benefit pension and postretirement benefit plans:
Gains (losses) arising during the year	(3)	(2)	(5)	(13)	1	(12)	21	(2)	19
Amounts reclassified from accumulated other comprehensive income (c)	3	—	3	(1)	—	(1)	3	—	3
Net gains (losses) on defined benefit pension and postretirement benefit plans	—	(2)	(2)	(14)	1	(13)	24	(2)	22
Foreign currency translation adjustments:
Foreign currency translation adjustments	(156)	—	(156)	(153)	—	(153)	(20)	—	(20)
Amounts reclassified from accumulated other comprehensive income (d)	—	—	—	(10)	—	(10)	—	—	—
Net gains (losses) on foreign currency translation adjustments	(156)	—	(156)	(163)	—	(163)	(20)	—	(20)
Other comprehensive income (loss)	$(157)	$(3)	$(160)	$(174)	$1	$(173)	$5	$(2)	$3

(a)	Amounts in parentheses indicate debits.

(b)	Pretax gains and losses on forward contract cash flow hedges are reclassified to management fees, franchise fees and other income.

(c)	Pretax amortization of defined benefit pension and postretirement benefit plans is reclassified to selling, general, administrative and other.

(d)
During the year ended December 31, 2014, we recognized $4 million in the gain (loss) on asset dispositions and impairments, net line item and $6 million in the other liabilities line item due to the substantial liquidation of two foreign entities.

Note 23.    Fair Value of Financial Instruments
The following table presents our fair value hierarchy for our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 (in millions):

	Level 1	Level 2	Level 3	Level 4
Assets:
Interest rate swaps	$—	$4	$—	$4
Forward contracts	—	10	—	10
	$—	$14	$—	$14
Liabilities:
Forward contracts	$—	$1	$—	$1

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

The interest rate swaps are valued using an income approach. Expected future cash flows are converted to a present value amount based on market expectations of the yield curve on floating interest rates, which is readily available on public markets.
The forward contracts are over the counter contracts that do not trade on a public exchange. The fair values of the contracts are classified as Level 2 since they are based on inputs such as foreign currency spot rates and forward points that are readily available on public markets. We consider both our credit risk, as well as our counterparties’ credit risk in determining fair value and we did not make an adjustment as it was deemed insignificant based on the short duration of the contracts and our rate of short-term debt.
We believe the carrying values of our financial instruments related to current assets and liabilities approximate fair value. The following table presents the carrying amounts and estimated fair values of our long-term financial instruments (in millions):

		December 31, 2015		December 31, 2014
	Hierarchy Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Restricted cash (1)	1	$4	$4	$3	$3
VOI notes receivable (1)	3	402	495	295	369
Securitized vacation ownership notes receivable (1)	3	141	174	227	287
Other notes receivable	3	63	63	45	45
Total financial assets		$610	$736	$570	$704
Liabilities:
Long-term debt	1	$2,144	$2,178	$2,386	$2,503
Long-term securitized debt (1)	3	123	126	173	182
Total financial liabilities		$2,267	$2,304	$2,559	$2,685
Off-Balance sheet:
Letters of credit	2	$—	$80	$—	$83
Surety bonds	2	—	32	—	27
Total off-balance sheet		$—	$112	$—	$110

(1)	The assets and liabilities associated with the discontinued operations have been reclassified as held for sale.
The carrying value of our restricted cash approximates its fair value. We estimate the fair value of our vacation ownership notes receivable using assumptions related to current securitization market transactions.
The fair value of other notes receivable is estimated based on terms of the instrument and current market conditions. These financial instrument assets are recorded in the other assets line item in our consolidated balance sheet.
We estimate the fair value of our publicly traded debt based on the bid prices in the public debt markets. The carrying amount of our floating rate debt is a reasonable basis of fair value due to the variable nature of the interest rates. Our non-public, securitized debt and fixed rate debt fair value is determined based upon discounted cash flows for the debt at rates deemed reasonable for the type of debt, prevailing market conditions and the length to maturity for the debt.
The fair values of our letters of credit and surety bonds are estimated to be the same as the contract values based on the nature of the fee arrangements with the issuing financial institutions.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 24.    Commitments and Contingencies
We had the following contractual obligations outstanding as of December 31, 2015 (in millions):

	Total	Due in Less Than 1 Year	Due in 1-3 Years	Due in 3-5 Years	Due After 5 Years
Unconditional purchase obligations (a)	$428	$106	$193	$129	$—
Other long-term obligations	9	1	2	2	4
Total contractual obligations	$437	$107	$195	$131	$4

(a)	Included in these balances are commitments that may be reimbursed or satisfied by our managed and franchised properties.
During the year ended December 31, 2015, we entered into a long-term agreement for the provision of information technology services and support from a third party. While the amounts due under the agreement are variable in nature, we expect to have a future purchase obligation of approximately $331 million over the term of the agreement due as follows: $72 million in 2016; $74 million in 2017; $75 million in 2018; $77 million in 2019; and $33 million in 2020. A portion of these costs are expected to be reimbursed by our managed and franchised properties. In addition, we may terminate this agreement in certain circumstances during the term of the agreement in exchange for a termination fee.
We had the following commercial commitments outstanding as of December 31, 2015 (in millions):

		Amount of Commitment Expiration Per Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Standby letters of credit	$80	$77	$—	$—	$3
Variable Interest Entities.     We have determined that we have a variable interest in 22 hotels, generally in the form of investments, loans, guarantees, or equity. We determine if we are the primary beneficiary of these hotels by primarily considering certain qualitative factors. Qualitative factors include evaluating if we have the power to control the VIE and have the obligation to absorb the losses and rights to receive the benefits of the VIE, that could potentially be significant to the VIE. We have determined that we are not the primary beneficiary of these VIEs and therefore, these entities are not consolidated in our financial statements. See Note 8 for the VIEs in which we are deemed the primary beneficiary and have consolidated the entities.
The 22 VIEs associated with our variable interests represent entities that own hotels for which we have entered into management or franchise agreements with the hotel owners. We are paid a fee primarily based on financial metrics of the hotel. The hotels are financed by the owners, generally in the form of working capital, equity, and debt.
At December 31, 2015, we have approximately $106 million of investments and a loan balance of $1 million associated with these VIEs. The maximum loss under these agreements equals the carrying value because we are not obligated to fund future cash contributions. In addition, we have not contributed amounts to the VIEs in excess of our contractual obligations.
At December 31, 2014, we evaluated the 21 hotels in which we had a variable interest. As of that date, we had approximately $106 million of investments and a loan balance of $2 million associated with those VIEs.
Guaranteed Loans and Commitments.     In limited cases, we have made loans to owners of or partners in hotel or resort ventures for which we have a management or franchise agreement. Loans outstanding under this program totaled $39 million, net, at December 31, 2015. We evaluate these loans for impairment, and at December 31, 2015, believe these loans are collectible. Unfunded loan commitments aggregating $61 million were outstanding at December 31, 2015, of which $35 million is expected to be funded in the next twelve months. These loans typically are secured by pledges of project ownership interests and/or mortgages on the projects. We also have $261 million of equity and other potential contributions associated with managed, franchised, or joint venture properties, $93 million of which is expected to be funded in the next twelve months.
Surety bonds issued on our behalf at December 31, 2015 totaled $32 million, as required by state or local governments relating to our vacation ownership operations, certain tax appeals and by our insurers to secure large deductible insurance programs.
To secure management contracts, we may provide performance guarantees to third-party owners. Most of these performance guarantees allow us to terminate the contract rather than fund shortfalls if certain performance levels are not met. In limited cases, we are obligated to fund shortfalls in performance levels through the issuance of loans. Many of the performance tests are multi-year tests,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

are tied to the results of a competitive set of hotels, and have exclusions for force majeure and acts of war or terrorism. During the year ended December 31, 2015, we recorded an $11 million reserve for the potential funding of a performance guarantee associated with two hotels in Greece, as a result of the economic crisis in Greece. We do not anticipate any other significant funding under performance guarantees, nor do we anticipate losing a significant number of management or franchise contracts in 2016.
In connection with the purchase of the Le Méridien brand in November 2005, we were indemnified for certain of Le Méridien’s historical liabilities by the entity that bought Le Méridien’s owned and leased hotel portfolio. The indemnity is limited to the financial resources of that entity, which have significantly decreased in recent years. We have received various claims on these historical liabilities. If we have to fund any of these claims, there can be no assurance that we will be able to recover such amounts through the indemnification. During the year ended December 31, 2015, certain employee pension claims were determined to be probable and reasonably estimable, based on the review of additional information provided to us by the plaintiffs, and we recorded a reserve of $6 million associated with these claims.
In connection with the sale of 33 hotels in 2006, we agreed to indemnify the buyer for certain liabilities, including operations and tax liabilities. At this time, we believe that we will not have to make any material payments under such indemnities.
ILG Indemnifications.     In connection with the Transactions associated with the spin-off of the Vistana Vacation Ownership Business (see Note 4) we have provided certain indemnities to ILG for tax, legal and other matters related to pre-Transaction periods. As of the date of the Transactions, we believe we are adequately reserved for such matters.
Litigation.     We are involved in various legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. As of December 31, 2015, certain contingencies have been evaluated as reasonably possible, but not probable, with a range of exposure of $0 to $25 million. While the ultimate results of claims and litigation cannot be determined, we do not expect that the resolution of these legal matters will have a material adverse effect on our consolidated results of operations, financial position or cash flow. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect our future results of operations or cash flows in a particular period.
Collective Bargaining Agreements.     At December 31, 2015, approximately 24% of our U.S.-based employees were covered by various collective bargaining agreements, generally providing for basic pay rates, working hours, other conditions of employment and orderly settlement of labor disputes. Generally, labor relations have been maintained in a normal and satisfactory manner, and we believe that our employee relations are satisfactory.
Environmental Matters.     We are subject to certain requirements and potential liabilities under various federal, state and local environmental laws, ordinances and regulations. Such laws often impose liability without regard to whether the current or previous owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we have incurred and expect to incur remediation and other environmental costs during the ordinary course of operations, we anticipate that such costs will not have a material adverse effect on our operations or financial condition.
Captive Insurance Company.     Estimated insurance claims payable at December 31, 2015 and 2014, were $75 million and $73 million, respectively. At December 31, 2015 and 2014, standby letters of credit amounting to $65 million and $60 million, respectively, had been issued to provide collateral for the estimated claims. We guarantee the letters of credit.
ITT Industries.     In 1995, the former ITT Corporation, renamed ITT Industries, Inc. (ITT Industries), distributed to its stockholders all of the outstanding shares of common stock of ITT Corporation, then a wholly-owned subsidiary of ITT Industries (the Distribution). In connection with this Distribution, ITT Corporation, which was then named ITT Destinations, Inc., changed its name to ITT Corporation. Subsequent to the acquisition of ITT Corporation in 1998, we changed the name of ITT Corporation to Sheraton Holding Corporation.
For purposes of governing certain of the ongoing relationships between us and ITT Industries after the Distribution and spin-off of ITT Corporation and to provide for an orderly transition, we have entered into various agreements with ITT Industries. These agreements include a spin-off agreement, Employee Benefits Services and Liability Agreement, Tax Allocation Agreement and Intellectual Property Transfer and License Agreements. We may be liable to or due reimbursement from ITT Industries relating to the resolution of certain pre-spin-off matters under these agreements. Based on available information, management does not believe that these matters would have a material impact on our consolidated results of operations, financial position or cash flows. During the year ended December 31, 2013 we recorded a gain, net of tax, in discontinued operations, net of $1 million from a favorable insurance recovery of certain liabilities.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 25.    Segment Information
Our hotel business is segregated into three separate hotel segments: (i) the Americas, (ii) EAME, and (iii) Asia Pacific. Due to the completion of the Transactions in the second quarter of 2016, we have classified the results of our vacation ownership business, formerly included in the vacation ownership and residential segment, as discontinued operations in our consolidated statements of income for all periods presented and as such excluded from segment results. Additionally, the related assets and liabilities associated with the discontinued operations in the consolidated balance sheets as of December 31, 2015 and 2014 have been reclassified as held for sale. See Note 4, Discontinued Operations, for additional information.
Our reportable segments each have a division president who is responsible for the management of the division. Each division president reports directly to our Chief Executive Officer who is also the Chief Operating Decision Maker (CODM). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.
Each hotel segment generates its earnings through a network of owned, leased, consolidated and unconsolidated joint venture hotels and resorts operated primarily under our proprietary brand names including St. Regis ® , The Luxury Collection ® , W ® , Westin ® , Le Méridien ® , Sheraton ® , Four Points ® by Sheraton, Aloft ® , Element ® , and Tribute Portfolio TM , as well as hotels and resorts which are managed or franchised under these brand names in exchange for fees.
The management of our residential sales business was conducted by our former vacation ownership and residential segment. Residential earnings were generated through the marketing and selling of residential units.
The CODM primarily evaluates the operating performance of a segment based on segment earnings. We define segment earnings as net income attributable to our common stockholders before interest expense, taxes, depreciation and amortization, as well as our share of interest, depreciation and amortization associated with our unconsolidated joint ventures, excluding certain recurring and nonrecurring items, such as restructuring and other special charges (credits), loss on early extinguishment of debt, and gains (losses) on asset dispositions and impairments. Residential revenue generated at hotel properties is recorded in the corresponding geographic hotel segment. General, administrative and other expenses directly related to the segments are included in the calculation of segment earnings, whereas corporate general, administrative, and other expenses are not included in the segment earnings calculation. In addition to revenues recorded within our four segments, we also have other revenues from managed and franchised properties, which represent the reimbursement of costs incurred on behalf of managed and franchised property owners. These revenues, together with the corresponding expenses, are not recorded within our segments. Other corporate unallocated revenues and earnings primarily relate to other license fee income and are also reported outside of segment revenues.
The following tables present revenues, segment earnings, earnings from unconsolidated ventures, capital expenditures, total assets, and investments in unconsolidated ventures for our reportable segments (in millions):

	Year Ended December 31,
	2015	2014	2013
Revenues:
Americas (a)	$1,367	$1,455	$1,451
EAME	475	597	615
Asia Pacific	287	354	349
Residential	—	21	267
Total segment revenues	2,129	2,427	2,682
Other revenues from managed and franchised hotels	2,555	2,536	2,447
Other corporate revenues - unallocated	113	99	84
	$4,797	$5,062	$5,213

(a)
Includes revenues of $1.0 billion, $1.1 billion and $1.1 billion for the years ended 2015, 2014 and 2013, respectively, from hotels located in the United States. No other country contributed more than 10% of our total revenues.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

	Year Ended December 31,
	2015	2014	2013
Segment earnings:
Americas	$660	$674	$597
EAME	175	220	220
Asia Pacific	203	228	221
Residential	—	12	119
Total segment earnings	1,038	1,134	1,157
Other corporate income - unallocated	116	101	86
Corporate selling, general, administrative and other expenses - unallocated	(162)	(180)	(162)
Loss on asset dispositions and impairments, net	(4)	(34)	(23)
Restructuring and other special (charges) credits	(72)	2	(3)
Adjustments to equity earnings (a)	(30)	(46)	(41)
Interest expense	(109)	(84)	(84)
Loss on early extinguishment of debt, net	—	(1)	—
Depreciation and amortization	(242)	(244)	(232)
Discontinued operations	105	68	134
Income tax expense	(151)	(83)	(197)
Net income attributable to Starwood	$489	$633	$635

(a)	Includes impairment losses, interest expense, depreciation, and amortization expense related to equity earnings not allocated to segment earnings.

	Year Ended December 31,
	2015	2014	2013
Earnings from unconsolidated ventures:
Americas	$41	$38	$32
EAME	1	—	—
Asia Pacific	29	34	34
Vacation ownership and residential	1	1	2
Total earnings from unconsolidated ventures	$72	$73	$68

	Year Ended December 31,
	2015	2014	2013
Capital expenditures:
Americas	$165	$151	$256
EAME	27	53	45
Asia Pacific	20	12	17
Vacation ownership and residential (a)(b)	93	14	(13)
Total segment capital expenditures	305	230	305
Other corporate unallocated	98	146	83
	$403	$376	$388

(a)
Represents gross inventory capital expenditures less cost of sales of $68 million, $(14) million and $(38) million for the years ended 2015, 2014 and 2013, respectively. Additionally, includes development capital of $25 million, $28 million and $25 million for the years ended 2015, 2014 and 2013, respectively.

(b)	Amounts presented for the years ended 2014 and 2013 exclude costs of sales of Bal Harbour of $7 million and $112 million, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

	December 31,
	2015	2014
Assets:
Americas	$1,564	$1,845
EAME	634	840
Asia Pacific	685	901
Vacation ownership and residential	1,376	1,285
Total segment assets (a)	4,259	4,871
Other corporate assets	3,998	3,774
	$8,257	$8,645

(a)
Includes long-lived assets of $1.1 billion and $1.2 billion at December 31, 2015 and 2014, respectively, located in the United States. As of December 31, 2015, no other country contributed more than 10% of our total long-lived assets.

	December 31,
	2015	2014
Investments in unconsolidated ventures:
Americas	$26	$50
EAME	22	24
Asia Pacific	122	125
Vacation ownership and residential	13	15
Total investments in unconsolidated ventures	$183	$214

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
NOTES TO FINANCIAL STATEMENTS

Note 26.    Quarterly Results (Unaudited)

	Three Months Ended
	March 31	June 30	September 30	December 31	Year
	(In millions, except per share data)
2015
Revenues	$1,159	$1,241	$1,193	$1,204	$4,797
Costs and expenses	$1,048	$1,076	$1,033	$1,037	$4,194
Income from continuing operations	$75	$118	$83	$108	$384
Discontinued operations	$24	$18	$5	$58	$105
Net income attributable to Starwood	$99	$136	$88	$166	$489
Earnings per share (a)
Basic -
Income from continuing operations	$0.45	$0.69	$0.50	$0.64	$2.27
Discontinued operations	0.14	0.11	0.03	0.35	0.63
Net income	$0.59	$0.80	$0.53	$0.99	$2.90
Diluted -
Income from continuing operations	$0.44	$0.68	$0.50	$0.63	$2.26
Discontinued operations	0.14	0.11	0.03	0.35	0.62
Net income	$0.58	$0.79	$0.53	$0.98	$2.88
2014
Revenues	$1,225	$1,311	$1,267	1,259	5,062
Costs and expenses	$1,067	$1,112	$1,088	1,057	4,324
Income from continuing operations	$118	$135	$93	$219	$565
Discontinued operations	$19	$18	$16	$15	$68
Net income attributable to Starwood	$137	$153	$109	$234	$633
Earnings per share (a)
Basic -
Income from continuing operations	$0.62	$0.72	$0.51	$1.25	$3.06
Discontinued operations	0.10	0.09	0.09	0.09	0.37
Net income	$0.72	$0.81	$0.60	$1.34	$3.43
Diluted -
Income from continuing operations	$0.62	$0.71	$0.50	$1.24	$3.03
Discontinued operations	0.10	0.09	0.09	0.09	0.37
Net income	$0.72	$0.80	$0.59	$1.33	$3.40

(a)	Amounts presented are attributable to Starwood’s common stockholders.
Note 27.    Marriott Merger
On September 23, 2016, Starwood was acquired by Marriott and Starwood stockholders received 0.80 shares of Marriott common stock and $21.00 in cash for each share of Starwood common stock. Marriott’s Board of Directors increased from 11 to 14 members with the addition of three members of the Starwood Board of Directors.

SCHEDULE II
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
VALUATION AND QUALIFYING ACCOUNTS
(In millions)

The following schedule contains certain amounts that have been reclassified to assets and liabilities held for sale. Please see Note 4, Discontinued Operations, of the Notes to our Financial Statements for additional information.

		Additions (Deductions)
	Balance January 1,	Charged to/reversed from Expenses	Charged to/from Other Accounts(a)	Payments/ Other	Balance December 31,
2015
Trade receivables - allowance for doubtful accounts	$50	$11	$5	$(2)	$64
Notes receivable - allowance for doubtful accounts	$124	$23	$—	$(28)	$119
Reserves included in accrued and other liabilities:
Restructuring and other special charges	$15	$20	$—	$(25)	$10
2014
Trade receivables - allowance for doubtful accounts	$47	$5	$(2)	$—	$50
Notes receivable - allowance for doubtful accounts	$132	$24	$—	$(32)	$124
Reserves included in accrued and other liabilities:
Restructuring and other special charges	$20	$(1)	$5	$(9)	$15
2013
Trade receivables - allowance for doubtful accounts	$40	$11	$2	$(6)	$47
Notes receivable - allowance for doubtful accounts	$159	$20	$—	$(47)	$132
Reserves included in accrued and other liabilities:
Restructuring and other special charges	$78	$1	$(20)	$(39)	$20

(a)	Charged to/from other accounts:

Description of Charged to/from Other Accounts
2015
Accrued expenses	5
Total charged to/from other accounts	$5
2014
Accrued expenses	3
Total charged to/from other accounts	$3
2013
Accrued expenses	(18)
Total charged to/from other accounts	$(18)

S-1